UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Freescale Semiconductor Holdings I, Ltd.
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March [—], 2012

Dear Fellow Shareholders:

You are cordially invited to attend the 2012 Annual General Meeting of shareholders of Freescale Semiconductor Holdings I, Ltd. (the “Company”), which will be held on Wednesday, April 25, 2012 at 8:30 a.m. Central Time, at our corporate headquarters at 6501 William Cannon Dr. West, Austin, Texas 78735.

The proxy statement contains important information about the Annual General Meeting, the proposals we will consider and how you can vote your shares.

Your vote is very important. Whether or not you plan to attend the Annual General Meeting, please submit your proxy as soon as possible. On or about March [—], 2012, we mailed a notice to our shareholders containing instructions on how to access our proxy materials and submit their proxy electronically over the Internet. The notice also included instructions on how you can receive a paper copy of your proxy materials.

On behalf of the Board of Directors of the Company and all of our employees, I extend our appreciation for your investment in our Company. I look forward to seeing you at the Annual General Meeting.

Richard M. Beyer

Chairman of the Board of Directors

and Chief Executive Officer of

Freescale Semiconductor Holdings I, Ltd.

Notice of Annual General Meeting

The annual general meeting (the “Annual General Meeting”) of Freescale Semiconductor Holdings I, Ltd. (the “Company”) will be held on Wednesday, April 25, 2012 at 8:30 a.m. Central Time, at our corporate headquarters at 6501 William Cannon Dr. West, Austin, Texas 78735. At the Annual General Meeting, we will discuss, and the Company’s shareholders will vote, on the following proposals:

•	Proposal 1 — the election of the ten directors named in the proxy statement to our Board of Directors (the “Board”);

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Proposal 2 — the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2012, and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees;

•	Proposal 3 — to approve the Company’s name change to “Freescale Semiconductor, Ltd.”;

•	Proposal 4 — to approve a non-binding advisory vote on the compensation of our Named Executive Officers; and

•	Proposal 5 — to recommend, by non-binding advisory vote, the frequency of future shareholder votes on executive compensation.

We will also consider any other business that properly comes before the Annual General Meeting.

These matters are more fully described in the enclosed proxy statement. None of the proposals require the approval of any other proposal to become effective. We will also present at the Annual General Meeting the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2011, and lay them before the shareholders in accordance with Bermuda law.

If any other matters properly come before the Annual General Meeting or any adjournment or postponement of the Annual General Meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

The Board has fixed February 27, 2012, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual General Meeting and at any subsequent adjournments or postponements.

You will be required to bring certain documents with you to be admitted to the Annual General Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual General Meeting to ensure that you comply with these requirements.

This notice incorporates the accompanying proxy statement.

By order of the Board,

Jonathan A. Greenberg

Secretary

Austin, Texas

March [—], 2012

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2012

GENERAL INFORMATION

The Board of Directors (the “Board”) of Freescale Semiconductor Holdings I, Ltd. (“Freescale” or the “Company”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies to be voted at Freescale’s Annual General Meeting of Shareholders (the “Annual General Meeting”) on April 25, 2012. You are requested to vote on the proposals described in this proxy statement.

The Annual General Meeting will be held at 8:30 a.m. Central Time at our principal executive offices located at 6501 William Cannon Drive West, Austin, Texas 78735. The telephone number at this address is (512) 895-2000.

The date of this proxy statement is March [—], 2012, and a notice of internet availability of proxy materials was mailed on that date to all shareholders entitled to vote at the Annual General Meeting (the “Notice”).

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL GENERAL MEETING

Q: What information is contained in these materials?

A: These proxy materials include our proxy statement for the Annual General Meeting, the notice of our Annual General Meeting and a letter to shareholders from our Chairman and Chief Executive Officer. Also included with these materials is Freescale’s 2011 Annual Report to Shareholders, which includes Freescale’s annual report on Form 10-K for the year ended December 31, 2011, as filed with the U.S. Securities and Exchange Commission (“SEC”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual General Meeting.

Q: Who can attend the Annual General Meeting?

A: All shareholders as of the close of business on February 27, 2012 (the “Record Date”) are authorized to attend the Annual General Meeting.

Q: How can I obtain admittance to the Annual General Meeting?

A: Each shareholder should be prepared to present a valid government issued photo ID such as a driver’s license or passport; and shareholders holding their shares through a broker, bank, trustee or nominee will need to bring proof of beneficial ownership as of the Record Date, such as their most recent account statement reflecting their share ownership prior to February 27, 2012, or a copy of the voting instruction card provided by their broker, bank, trustee or nominee or similar evidence of ownership.

Q: What proposals will be voted on at the Annual General Meeting?

A: There are five proposals scheduled to be voted on at the Annual General Meeting:

•	the election of the ten directors named in this proxy statement to the Board;

•

the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2012, and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees;

•	to approve the Company’s name change to “Freescale Semiconductor, Ltd.”;

•	to approve a non-binding advisory vote on the compensation of our Named Executive Officers; and

•	to recommend, by non-binding advisory vote, the frequency of future shareholder votes on executive compensation.

These matters are more fully described below. None of the proposals require the approval of any other proposal to become effective. We will also present at the Annual General Meeting the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2011, and lay them before the shareholders in accordance with Bermuda law. If any other matters properly come before the Annual General Meeting or any adjournment or postponement of the Annual General Meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion. As of the Record Date, we are not aware of any other matters to be submitted for consideration at the Annual General Meeting.

Q: What are Freescale’s voting recommendations?

A: The Board recommends that you vote your shares as follows:

•	“For” the election of the ten directors listed in Proposal 1 to the Board;

•

“For” the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2012, and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees as described in Proposal 2;

•	“For” the approval of the Company’s name change to “Freescale Semiconductor, Ltd.” as described in Proposal 3;

•	“For” the approval, on an advisory and non-binding basis, of the compensation of our Named Executive Officers as described in Proposal 4; and

•	“1 year” as the recommendation, on an advisory and non-binding basis, of the frequency of future shareholder votes on executive compensation as described in Proposal 5.

Q: What shares can I vote?

A: All of Freescale’s common shares owned by you as of the Record Date may be voted by you. On the Record Date, there were [—] common shares issued and outstanding. There were no other voting securities outstanding as of the Record Date.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you by us. As the shareholder of record, you have the right to vote your proxy directly to Freescale (via the Internet, by telephone or mail) or to vote in person at the Annual General Meeting. If you request printed copies of the proxy material by mail, you will receive a proxy card.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee (also known as shares registered “in street name”), you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and you are also invited to attend the Annual General Meeting. Your broker, bank or other nominee will enclose a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual General Meeting unless you obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the Annual General Meeting.

Q: How can I vote my shares?

A: If you hold shares directly as the shareholder of record, you may vote in person at the Annual General Meeting or by proxy. In most instances, you will be able to vote by proxy over the Internet, by telephone or by mail. Please refer to the summary instructions and those included on your proxy card. Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the Annual General Meeting.

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Via the Internet — You may vote by proxy on the Internet up until 11:59 p.m. Eastern Time the day before the Annual General Meeting. The Web site for Internet voting is www.proxyvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

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By Telephone — You may vote by proxy up until 11:59 p.m. Eastern Time the day before the Annual General Meeting by using the toll-free number listed on your proxy card or Voting Instruction Form. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	By Mail — Mark, sign and date your proxy card or Voting Instruction Form and return it in the postage-paid envelope provided.

•

Voting in Person at the Annual General Meeting — If you attend the Annual General Meeting and wish to vote in person, you will be given a ballot at the Annual General Meeting. Please note, however, that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the Annual General Meeting, you must bring to the Annual General Meeting a legal proxy from the record holder of the shares authorizing you to vote at the Annual General Meeting. Submitting your vote by proxy will not affect your right to attend the Annual General Meeting and to vote in person.

We Encourage You to Vote via the Internet.

If you hold shares beneficially in street name, you may direct your vote in the manner prescribed by your broker, bank or other nominee or, if you obtain a legal proxy from your broker, bank or other nominee, you may vote in person at the Annual General Meeting. Please refer to the voting instruction card included by your broker or nominee.

Q: Can I change my vote?

A: If you are a shareholder of record, you have the right to revoke your proxy and change your vote at any time prior to the Annual General Meeting. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet prior to 11:59 p.m. Eastern Time on April 24, 2012, or voting again at the Annual General Meeting. Alternatively, you may provide a written statement to Freescale (attention: Secretary) of your intention to revoke your proxy. Attendance at the Annual General Meeting will not cause your previously granted proxy to be revoked unless you make such a request or you vote at the Annual General Meeting.

If you are a beneficial owner of shares held in street name, please refer to the instructions provided by that broker or nominee regarding how to change your vote, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual General Meeting and voting in person.

Q: What vote is required in order to approve each proposal?

A: Proposal 1: The nominees for director receiving the most votes cast (up to the number of directors to be elected) shall be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Proposal 2: Appointment of KPMG LLP as our independent auditors and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees requires that a simple majority of the votes be cast “For” the proposal to be approved. Abstentions will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Proposal 3: The change of our corporate name to Freescale Semiconductor, Ltd. requires that a simple majority of the votes be cast “For” the proposal to be approved. Abstentions will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Proposal 4: A majority of the votes cast must vote “For” this proposal to adopt the non-binding resolution approving the compensation of our Named Executive Officers. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Proposal 5: The non-binding advisory vote on the frequency of future advisory votes on executive compensation is a plurality vote, which means that Freescale will consider shareholders to have expressed a non-binding preference for the option presented to shareholders that receives the greatest number of votes cast.

Pursuant to Bermuda law, (i) common shares which are represented by “broker non-votes” (i.e. common shares held by brokers which are represented at the Annual General Meeting but which the broker is not empowered to vote on a particular proposal) and (ii) common shares represented at the Annual General Meeting, but which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, and are only counted for quorum purposes.

If you do not submit specific voting instructions to your broker, your broker will not have the ability to vote your shares in connection with Proposals 1, 4 and 5, which are considered “non-discretionary” items for which brokerage firms require your voting instructions to vote your shares.

Q: How are votes counted?

A: Each share will be entitled to one vote. All votes will be tabulated by the inspector of elections appointed for the Annual General Meeting, who will count the votes, determine the existence of a quorum, validity of proxies and ballots, and certify the results of the voting.

Q: What is the quorum requirement for the Annual General Meeting?

A: One or more persons present in person at the start of the Annual General Meeting and representing in person or by proxy more than one-half of the total issued and outstanding voting shares of the Company entitled to vote at the Annual General Meeting shall form a quorum for the transaction of business at the Annual General Meeting.

Q: What happens if additional proposals are presented at the Annual General Meeting?

A: Other than the proposals described in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not expect any matters to be presented for a vote at the Annual General Meeting. If you grant a proxy, the persons named as proxy holders, Alan Campbell, Jonathan A. Greenberg or Dathan C. Voelter,

will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual General Meeting. If for any unforeseen reason one or more of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q: Who will bear the cost of soliciting votes for the Annual General Meeting?

A: Freescale pays the entire cost of soliciting proxies. Our directors, officers and employees, without additional compensation, may also solicit proxies or votes in person, by telephone or by electronic communication. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of Freescale’s common shares.

Q: How can I get electronic access to the proxy materials?

A: The SEC has adopted rules that allow proxy materials to be posted to the Internet and provide only the Notice to shareholders. We have elected to provide access to our proxy materials over the Internet, and accordingly have sent the Notice to our shareholders of record and beneficial owners. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. The Notice also instructs you on how to submit your proxy electronically over the Internet, by telephone or by mail.

Q: Where can I find the voting results of the Annual General Meeting?

A: We will announce preliminary voting results at the Annual General Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual General Meeting. If the final voting results are not available within four business days after the Annual General Meeting, we will provide the preliminary results in the Form 8-K and the final results in an amendment to the Form 8-K within four business days after the final voting results are known to us.

Q: What does it mean if I receive more than one proxy or voting instruction form?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

PROPOSAL 1:

ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

The current Board consists of eleven director positions: Richard M. Beyer as the Chairman, Daniel J. Heneghan, J. Daniel McCranie, seven representatives of our Sponsors (defined below) and one vacancy. Each of our current directors are being nominated for election at this year’s Annual General Meeting. The Company, Freescale Holdings L.P. and our Sponsors are parties to a shareholders’ agreement that provides each of our Sponsors with the right to nominate up to two designees for election to the Board based on the percentage of our outstanding common shares owned by Freescale Holdings L.P. and our Sponsors. See the section titled “Executive Compensation — Arrangements with Our Sponsors” below for more information. Because of their affiliations with our Sponsors or us, none of our directors are independent under the listing standards of the New York Stock Exchange, or Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), except for Messrs. Heneghan and McCranie. On or before May 26, 2012, we intend to appoint one additional independent director.

Richard M. Beyer, Chinh E. Chu, Daniel J. Heneghan, Thomas H. Lister, John W. Marren, J. Daniel McCranie, James A. Quella, Peter Smitham, Gregory L. Summe and Claudius E. Watts IV are the nominees recommended by the Nominating and Corporate Governance Committee of the Board to be elected to serve until their term expires at the 2013 annual general meeting of the Company, or until their appointment is terminated in accordance with our bye-laws. All of these nominees are current directors.

A plurality of the votes duly cast is required for the election of directors (i.e., the ten nominees receiving the greatest number of votes will be elected). Abstentions and broker non-votes, if any, will not affect the election of directors.

The persons named as proxies intend to vote the proxies for the election of the nominees to the Board. If any of the nominees should be unavailable to serve as a director by an event that is not anticipated, the persons named as proxies will have discretion to vote for any other persons who may be nominated by the Board.

Information as to Nominees

The nominees, their ages, principal occupations or positions, experience and the year first elected as a director of Freescale, are shown on the following pages.

None of the nominees are related by blood, marriage or adoption to each other or to any other nominee or to any executive officer of Freescale or its subsidiaries.

Except for Mr. Beyer, who began serving as our Chairman and Chief Executive Officer on March 17, 2008, no nominee for director has been an employee of Freescale within the past five years.

Richard M. Beyer, 63, is our Chairman of the Board and Chief Executive Officer and has served in these roles since March 2008. From May 2002 to March 2008, Mr. Beyer was Chief Executive Officer and director of Intersil Corporation, which designs and manufactures high performance analog solutions. Mr. Beyer joined Intersil when it acquired Elantec Semiconductor, Inc., a provider of analog integrated circuits, where he was president, chief executive officer and director. Prior to joining Elantec, Mr. Beyer served as president, chief executive officer and director of FVC.com, a video technology solutions provider. Prior to that, he served as president, chief operating officer and director of VLSI Technology, Inc., a designer, manufacturer and marketer of complex custom and semi-custom integrated chips. Before VLSI, he was executive vice president and chief operating officer of National Semiconductor Corporation, a semiconductor manufacturer, and president of National Semiconductor’s Communications and Computing Group. Before joining National Semiconductor, Mr. Beyer served in a number of senior management positions in the telecommunications and computer industries. Mr. Beyer served on the board of directors of Credence Systems Corporation from September 2003 to March 2008.

Mr. Beyer was selected to serve as the Chairman of the Board because of his role as our Chief Executive Officer, the management perspective he brings to board deliberations, his extensive management expertise at public companies and because such appointment is required by his employment agreement.

Chinh E. Chu, 45, joined our Board in February 2011. Mr. Chu is also a member of our Compensation and Leadership Committee and our Finance Committee. Mr. Chu has been a Senior Managing Director in the Private Equity Group at The Blackstone Group, a private equity firm since 1990. Mr. Chu received a B.S. in Finance from the University of Buffalo, where he graduated summa cum laude. He currently serves as a director of Alliant Insurance Services, Inc., BankUnited, BayView Financial Holdings, L.P., Healthmarkets, Inc., DJO Incorporated, Catalent Pharma Solutions, Inc., SunGard Data Systems Inc., and AlliedBarton Security Services, and previously served on the board of directors of Celanese Corporation and Graham Packaging Company.

Mr. Chu was selected to serve as a director in light of his affiliation with The Blackstone Group, his financial expertise and his significant experience in working with companies controlled by private equity sponsors.

Daniel J. Heneghan, 56, has served as a member of our Board since July 2010. Mr. Heneghan is Chairman of our Audit and Legal Committee and a member of our Finance Committee. Mr. Heneghan brings more than 25 years of experience in financial and executive positions in semiconductor and high tech industries to the Board. Mr. Heneghan has been an independent consultant since 2005, advising technology companies and serving on multiple boards of directors. From 1999 to 2005, Mr. Heneghan served as Vice President and Chief Financial Officer at Intersil Corporation, which designs and manufactures high performance analog solutions. Prior to that, Mr. Heneghan was Vice President and Controller of the Semiconductor Business at Harris Corporation, an international communications and information technology company. Prior to that, Mr. Heneghan was Vice President and General Manager of the Digital Products Division at Harris. Mr. Heneghan also served at various times as Division Controller of the Semiconductor Business, Director of Planning and Director of Finance at Harris. He also serves on the boards of directors of Pixelworks, Inc., Micrel, Inc. and NTELOS Holdings Corp.

Mr. Heneghan brings to our Board experience gained from holding senior leadership and board positions with publicly traded companies in the semiconductor industry. His experience as Chief Financial Officer of Intersil Corporation and service on the audit committees of the three other public companies has given him financial expertise to serve as one of our Audit and Legal Committee financial experts and provides experience that is particularly valuable to his service on the Audit and Legal Committee. He has also gained experience in risk management through these leadership positions, which is an important function of the Audit and Legal Committee and the Board.

Thomas H. Lister, 48, became a member of our Board in December 2006. Mr. Lister is Chairman of our Finance Committee and a member of our Audit and Legal Committee. Mr. Lister is Co-Managing Partner of the private equity firm Permira Advisors Ltd. and previously served as head of Permira’s North American business. Prior to joining Permira in November 2005, Mr. Lister was a Partner at Forstmann Little & Co., a private equity firm, where he spent 13 years focused on investments in technology, media and telecom and healthcare. Mr. Lister serves on the Board and Audit Committees of Permira Holdings Limited and the Advisory Committee of Legico, a debt investment fund advised by the Permira Funds. Mr. Lister also serves on the Board and as Chairman of the Audit Committee of Genesys Systems. He has previously served on the Boards and Audit Committees of Aearo Technologies, Community Health Systems, IMG Worldwide and 24 Hour Fitness. Mr. Lister received a dual degree in Chemistry and Political Science from Duke University where he was Phi Beta Kappa and magna cum laude. Mr. Lister received his MBA from Harvard Business School and was named a Baker Scholar and a John Loeb fellow in Finance.

Mr. Lister was selected to serve as a director in light of his affiliation with Permira, his financial expertise and his significant experience in working with companies controlled by private equity sponsors.

John W. Marren, 49, became a member of our Board in June 2007. Mr. Marren is Chair of our Nominating and Corporate Governance Committee and a member of our Compensation and Leadership Committee and our

Finance Committee. Mr. Marren joined the private equity firm TPG Capital in 2000 as a Partner and leads TPG’s technology team. Prior to that, Mr. Marren was a Managing Director at the financial services firm Morgan Stanley, most recently as co-head of the Technology Investment Banking Group. From 1992 to 1996, he was a Managing Director and Senior Semiconductor Research Analyst at the investment bank Alex Brown & Sons. While at Morgan Stanley and Alex Brown & Sons, Mr. Marren was a frequent member of the Institutional Investor All-American Research Team which recognizes the top research analysts on Wall Street. Prior to Alex Brown, Mr. Marren spent eight years in the semiconductor industry working for VLSI Technology, Inc., a designer, manufacturer and marketer of complex custom and semi-custom integrated chips (now part of NXP Semiconductors), and Vitesse Semiconductor Corporation. Mr. Marren is currently the Chairman of the board of directors of MEMC Electronic Materials, Inc. and serves on the board of directors of SunGard Data Systems Inc., Aptina Imaging, and Avaya Inc. Mr. Marren previously served on the boards of directors of Conexant Systems, Inc. from 2004 to 2008 and ON Semiconductor Corporation from 2000 to 2008.

Mr. Marren was selected to serve as a director in light of his affiliation with TPG Capital, his financial expertise and his background in the semiconductor industry, as well as his significant experience in working with companies controlled by private equity sponsors.

J. Daniel McCranie, 68, has served as a member of our Board since March 2011. Mr. McCranie is also a member of our Audit and Legal Committee. Since August 2002, Mr. McCranie has served as Chairman of the Board and since November 2001 as a Director of ON Semiconductor Corporation, a supplier of high performance silicon solutions for energy efficient electronics. From October 2008 to September 2010, Mr. McCranie served as Executive Chairman of Virage Logic, a provider of application optimized semiconductor intellectual property platforms. Previously, Mr. McCranie served at Virage Logic as President and Chief Executive Officer from January 2007 to October 2008, Executive Chairman from March 2006 to January 2007, and Chairman of the Board of Directors from August 2003 to March 2006. From 1993 until his retirement in 2001, Mr. McCranie was employed in various positions, including as Executive Vice President, Marketing and Sales, with Cypress Semiconductor Corporation, a supplier of diversified, broadline semiconductor products, focusing on the communications industry. Mr. McCranie has been a member of the board of directors of Cypress Semiconductor since February 2005. From April 2004 to October 2010, Mr. McCranie served on the board of directors of Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. In addition to On Semiconductor, Cypress Semiconductor and Virage Logic, within the past ten years, Mr. McCranie has served on the board of directors of Xicor, Inc., Actel Corporation, ASAT Holdings, California Microdevices and Actel Corporation.

Mr. McCranie brings to our Board nearly 40 years of sales and marketing experience in the semiconductor and communications industries, including management experience as a chief executive officer of two publicly held semiconductor corporations. His experience as a Chief Executive Officer of Virage Logic and SEEQ Technology and service on the audit committees of On Semiconductor, Virage Logic, Xicor, Inc., ASAT Holdings and California Microdevices has given him financial expertise to serve as one of our Audit and Legal Committee financial experts and provides experience that is particularly valuable to his service on the Audit and Legal Committee. He has also gained experience in risk management through these leadership positions, which is an important function of the Audit and Legal Committee and the Board.

James A. Quella, 62, became a member of our Board in August 2011. Mr. Quella is a member of our Nominating and Corporate Governance Committee. Mr. Quella is a Senior Managing Director and Senior Operating Partner in the Private Equity Group at Blackstone. Prior to joining Blackstone in 2004, Mr. Quella was a Managing Director and Senior Operating Partner with DLJ Merchant Banking Partners-CSFB Private Equity from June 2000 to February 2004. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, from September 1981 to January 2000 where he served as a Senior Consultant to chief executive officers and senior management teams, and was Co-Vice Chairman with shared responsibility for overall management of the firm. Mr. Quella is currently a member of the boards of directors of Michaels Stores, and Catalent Pharma Solutions, Inc. Mr. Quella previously served as a member of our Board from July 2008 to February 2011. He also formerly served on the boards of directors of Allied Waste, Graham Packaging, Nielsen Group, Intelenet Global Services, Celanese Corporation, and Vanguard Health Services.

Mr. Quella was selected to serve as a director in light of his affiliation with The Blackstone Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

Peter Smitham, 69, became a member of our Board in June 2007. Mr. Smitham is Chairman of our Compensation and Leadership Committee and a member of our Nominating and Corporate Governance Committee. Mr. Smitham retired from his position as a Partner of the private equity firm Permira on December 31, 2009, but he remains a member of Permira Advisers LLP, which he joined in 1985, the year the London office was founded. Mr. Smitham was the Managing Partner of the London office from 1994 until 1998 and led Permira’s European business from 1996 until 2000. He has worked on numerous transactions focusing on electronics and turnarounds, including Memec Group Holdings Limited, The Roxboro Group, Solartron Group and Technology plc. He has a degree in Geography from Swansea University, Wales, and attended the Senior Executive Program at Stanford Business School.

Mr. Smitham was selected to serve as a director in light of his affiliation with Permira and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

Gregory L. Summe, 55, has served as a member of our Board since September 2010. Mr. Summe is a member of our Compensation and Leadership Committee. Mr. Summe is a Managing Director and Vice Chairman of Global Buyout at The Carlyle Group, a private equity firm, and a member of Carlyle’s Operating Committee. Prior to joining Carlyle in September 2009, he was the Chairman and CEO of PerkinElmer, Inc., a designer, manufacturer and deliverer of advanced technology solutions addressing health and safety concerns, a company he led for eleven years from 1998 to September 2009. He joined PerkinElmer in January 1998 in the role of President and Chief Operating Officer and in 1999 was elected Chief Executive Officer and Chairman of the Board. He also served as a Senior Advisor to Goldman Sachs Capital Partners, a leader in private corporate equity investing, from 2008 to 2009. Prior to joining PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, an inventor and manufacturer of technologies addressing global macrotrends challenges such as safety, security, and energy, serving as the President of General Aviation Avionics, President of the Aerospace Engines Group and President of the Automotive Products Group. Before joining AlliedSignal, he was the General Manager of Commercial Motors at General Electric and was a Partner with the consulting firm of McKinsey & Company, Inc. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School at the University of Pennsylvania. He is also in the Engineering Hall of Distinction at the University of Kentucky. Mr. Summe currently sits on the board of directors of Automatic Data Processing Inc., the State Street Corporation and Veyance Inc.

Mr. Summe was selected to serve as a director in light of his affiliation with The Carlyle Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

Claudius E. Watts IV, 50, became a member of our Board in December 2006. Mr. Watts is a member of our Nominating and Corporate Governance Committee and our Finance Committee. Mr. Watts is currently a Managing Director with The Carlyle Group, a private equity firm. Mr. Watts is the head of Carlyle’s Technology Buyout Group and focuses on buyouts and growth equity investments in large companies providing semiconductors, electronic systems, software, and software enabled services. Prior to joining Carlyle in 2000, Mr. Watts was a Managing Director in the mergers and acquisitions group of First Union Securities, Inc. (now Wells Fargo Securities) from May 1998 to April 2000, where he led the firm’s defense, aerospace and technical services mergers and acquisitions efforts. Mr. Watts joined First Union in conjunction with First Union’s 1998 acquisition of Bowles Hollowell Conner & Co., an investment banking firm, where Mr. Watts was a principal and had been employed since June 1994. Prior to attending graduate school Mr. Watts was a fighter pilot in the United States Air Force. Mr. Watts earned a B.S. in electrical engineering from The Citadel in Charleston, South Carolina and an M.B.A. from The Harvard Graduate School of Business Administration. Mr. Watts currently sits on the board of directors of CommScope, Inc., SS&C Technologies, Inc., Open Solutions, Inc., and CPU Technology, Inc. He formerly served on the board of directors of OpenLink Financial, Inc.

Mr. Watts was selected to serve as a director in light of his affiliation with The Carlyle Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

The Board recommends a vote “For” the election to the Board of the nominees identified above.

In accordance with the Company’s bye-laws, the Board has determined the number of director positions on the Board to be eleven. As noted above, there is currently one vacancy on the Board which the Board expects to fill with an independent director no later than May 26, 2012. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that form the framework for our governance policies and practices. All of our corporate governance materials, including the Corporate Governance Guidelines, Code of Business Conduct and Ethics and each of our Board committee charters, are posted on Freescale’s Investor Relations website at http://investors.freescale.com under the “Corporate Governance” section. Copies of our corporate governance materials are also available to shareholders who request them. Requests must be in writing and sent to: Secretary, Freescale Semiconductor Holdings I, Ltd., 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735.

Freescale has a Code of Business Conduct and Ethics that applies to all of our employees and complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of conduct applicable to our officers, as well as the governance requirements of the New York Stock Exchange (“NYSE”). We will post any amendments to, or waivers from, our Code of Business Conduct and Ethics (to the extent applicable to any director or any of our executive officers, including the principal executive officer, principal financial officer or principal accounting officer) on our website.

Director Independence

We are a “controlled company” under the corporate governance rules of the NYSE because a consortium of private equity funds, including The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC and TPG Capital, which we refer to collectively as our “Sponsors,” beneficially own a majority of our outstanding common shares through Freescale Holdings L.P. As a controlled company, we are eligible for exemption from the requirements (i) that a majority of our Board consist of independent directors and (ii) that we have a nomination and governance committee and a compensation committee which are composed entirely of independent directors.

In addition, we rely on the transitional exemption related to the independence of the members of our Audit and Legal Committee. As required by the NYSE listing standards and Rule 10A-3 of the Exchange Act, a majority of our Audit and Legal Committee currently qualify as independent for purposes of the NYSE listing standards and Rule 10A-3 of the Exchange Act. No later than May 26, 2012, the Audit and Legal Committee will consist entirely of independent directors.

Mr. Heneghan simultaneously serves on our Audit and Legal Committee and the audit committees of three other public companies. The Board has determined that Mr. Heneghan’s service on multiple public company audit committees does not impair his ability to effectively serve on our Audit and Legal Committee. In making this determination, the Board considered, among other factors, Mr. Heneghan’s service for more than a year on the Company’s Audit and Legal Committee and his extensive experience serving on multiple public company audit committees.

Our Board has determined that Messrs. Heneghan and McCranie are each an “independent director” under the listing standards of the NYSE and Rule 10A-3 of the Exchange Act.

Mr. Kevin R. Burns resigned from our Board and Audit and Legal Committee on March 4, 2011. Mr. Paul C. Schorr, IV resigned from our Compensation and Leadership Committee on March 4, 2011, and from our Board and Audit and Legal Committee on August 2, 2011. Neither Mr. Burns nor Mr. Schorr were independent for purposes of the NYSE listing standards or Rule 10A-3 of the Exchange Act.

Communications with the Board

Shareholders or other interested parties who wish to communicate with members of the Board, including the Lead Director and the independent directors individually or as a group, may send correspondence in care of the

Secretary at Freescale’s principal offices at 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735. Our Secretary will receive all communications sent to this address, and will provide all substantive communications to the Chairman and the Lead Director, excluding simple administrative requests that are appropriately addressed by the Secretary.

Freescale does not have a formal policy regarding Board members’ attendance at annual general meetings, but we encourage our Board members to attend the Annual General Meeting. This is our first Annual General Meeting as a public company and we will begin reporting next year on the number of directors who attend the prior year’s meeting.

BOARD STRUCTURE AND COMPENSATION

As discussed above, our Board currently has ten members, two of whom are independent within the meaning of the NYSE listing standards and Rule 10A-3 of the Exchange Act.

The Board had the following standing committees during 2011: Audit and Legal; Compensation and Leadership; Nominating and Corporate Governance; and Finance. The membership during 2011 and the function of each committee are described below. All members of these committees are nominated and approved by the Board. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below. During 2011, the Board met eleven times and various committees of the Board met as indicated below. During 2011, no director attended fewer than 75% of the meetings held by the Board and committees on which each director served during the period that each director served.

Board Leadership and Role in Risk Oversight

Mr. Beyer serves as both our Chief Executive Officer and Chairman of the Board. The Board has a non-management director designated as the Lead Director, Mr. Watts, who is responsible for coordinating the activities of the other non-management directors and who performs various other duties. Historically, as a private company, our shareholders agreed to a combined Chief Executive Officer and Chairman position which has benefited the Company and its shareholders by providing efficient and effective board governance. In connection with our initial public offering in May 2011, the Board added the Lead Director position through the adoption of our Corporate Governance Guidelines to provide a Board leadership role for a non-management director. The general roles and responsibilities of the Lead Director include, among other things, assisting the Chairman in developing agendas and appropriate schedules for Board meetings, developing the agenda for, and acting as chair of, executive sessions of the Board’s non-management directors, and serving as an independent point of contact for shareholders who wish to communicate with the Board other than through the Chairman. The Board has determined that, at this time, this leadership structure results in the most efficient and effective operation of the Board and is in the best interest of the Company’s shareholders.

Our management is directly responsible for executing the Company’s risk management processes. Our Board is responsible for overseeing these risk management processes. In exercising its oversight, the Board and, as appropriate, the relevant Board committee, assesses the material risks facing the Company and evaluates management’s plans for managing material risk exposures. Our Board performs this oversight function through periodic reports from management and Board committees. While our Board generally has ultimate oversight responsibility of the Company’s risk management processes, it has delegated to its committees the responsibility to oversee risk management processes associated with their respective areas of responsibility and expertise. For example, the Audit and Legal Committee has oversight responsibility for the Company’s internal audit function, compliance with the Company’s Code of Business Conduct and Ethics, internal controls and financial reporting practices, litigation, and compliance processes. The Compensation and Leadership Committee has oversight responsibility for the Company’s executive talent management and succession planning and risks related to the Company’s compensation policies and practices. The Nominating and Corporate Governance Committee has oversight responsibility for the Company’s compliance with its corporate governance principles and leadership succession planning. The Finance Committee has oversight responsibility for the Company’s treasury and financial risk management policies, capital structuring and other financial transactions. The Board receives regular reports from each committee chair regarding the committee’s considerations and actions. The Board also receives regular updates from management on the Company’s business operations, financial results and strategy and, as appropriate, discusses and provides feedback with respect to risks related to these topics. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for our business.

The Board’s leadership structure is consistent with the Board and its committees’ roles in risk oversight. Having management report its risk management processes to the committee with relevant responsibility and expertise ensures that the directors with the most relevant expertise analyze and oversee the applicable risk management process.

Audit and Legal Committee

Our Audit and Legal Committee currently consists of Messrs. Heneghan (chair), Lister and McCranie. Mr. Quella and Mr. Burns resigned from the Audit and Legal Committee on February 4, 2011, and March 4, 2011, respectively. Mr. Chu served on the Audit and Legal Committee from February 4, 2011, until March 7, 2011. Mr. Schorr served on the Audit and Legal Committee from March 4, 2011, until August 2, 2011, and Mr. Watts resigned from the Audit and Legal Committee on August 3, 2011. Messrs. Heneghan and McCranie are independent for purposes of the NYSE listing standards and Rule 10A-3 of the Exchange Act. Messrs. Lister, Quella, Burns, Chu, Schorr and Watts are not independent because of their affiliations with certain of our Sponsors. No later than May 26, 2012, we intend to appoint one additional independent director so that the Audit and Legal Committee will consist entirely of independent directors. Pursuant to its charter and the authority delegated to it by the Board, the Audit and Legal Committee has ultimate authority and direct responsibility to appoint, compensate, retain, oversee, evaluate and, where appropriate, replace the independent auditors. In addition, the Audit and Legal Committee reviews performance and independence of the independent auditors and also oversees internal audit activities and legal matters including intellectual property litigation. The Audit and Legal Committee meets as often as it deems necessary to fulfill its responsibilities.

Our Audit and Legal Committee reviews our annual audited financial statements and quarterly unaudited financial statements and certain other public disclosures prior to publication.

The Audit and Legal Committee meets periodically with senior management to discuss risk assessment and risk management policies.

The Board has determined that all current Audit and Legal Committee members are financially literate in accordance with the NYSE listing standards and all current members meet the SEC’s definition of “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K. For a description of the education and experience of each of Messrs. Heneghan, Lister and McCranie, please refer to the “Information as to Nominees” section above.

Number of meetings in 2011: seven (7).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter will be reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

Compensation and Leadership Committee

Our Compensation and Leadership Committee currently consists of Messrs. Smitham (chair), Chu, Marren and Summe. Mr. Schorr resigned from the Compensation and Leadership Committee on March 4, 2011. None of the members of the Compensation and Leadership Committee are independent for purposes of the NYSE listing standards because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by our Board, the Compensation and Leadership Committee is responsible for overseeing our compensation and employee benefit plans and practices, including formulating, evaluating and approving the compensation of our executive officers and reviewing and recommending to the Board the compensation of our Chief Executive Officer, and for overseeing all compensation programs involving the issuance of our equity securities. The Compensation and Leadership Committee meets as often as it deems necessary, but not less than four times a year. As a “controlled company,” we are not required to have a Compensation and Leadership Committee comprised entirely of independent directors.

Number of meetings in 2011: four (4).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter will be reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Marren (chair), Quella, Smitham, and Watts. Mr. Chu resigned from our Nominating and Corporate Governance Committee on August 3, 2011. None of the members of the Nominating and Corporate Governance Committee are independent for purposes of the NYSE listing standards because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by our Board, the Nominating and Corporate Governance Committee is responsible for determining selection criteria and appointment procedures for members of our Board, periodically assessing the scope and composition of our Board and evaluating the performance of its individual members. As a “controlled company,” we are not required to have a Nominating and Corporate Governance Committee comprised entirely of independent directors. The Nominating and Corporate Governance Committee meets as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2011: two (2).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter will be reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

In evaluating potential candidates, the committee considers such factors as it deems appropriate including judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the committee has not established any specific minimum qualifications for director nominees, the committee believes that demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, related industry or academia is a desirable qualification for service as a director of Freescale.

The Nominating and Corporate Governance Committee will consider timely written proposals for nomination from shareholders. For general information regarding shareholder proposals and nominations see “Future Shareholder Proposals and Nominations for the 2013 Annual General Meeting”.

Finance Committee

Our Finance Committee currently consists of Messrs. Lister (chair), Chu, Heneghan, Marren and Watts. Except for Mr. Heneghan, the members are not independent for purposes of the NYSE listing standards because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by the Board, the Finance Committee makes recommendations to the Board about financial policies of the Company and the nature and structure of major strategic initiatives and financial commitments. The Finance Committee meets as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2011: six (6).

This committee operates under a written charter adopted by our Board. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

2011 Director Compensation Table

Our independent directors, Messrs. Heneghan and McCranie, each receive an annual director fee of $60,000. Mr. Heneghan also receives an additional fee of $20,000 for serving as chairman of our Audit and Legal Committee. None of our other committee chairmen are independent. In addition, our independent directors received 9,689 restricted stock units under the terms of the Freescale Holdings 2006 Management Incentive Plan

(“MIP”) when they were first appointed to the Board. The restricted stock units vest in equal installments on the first and second anniversary of the date of grant. It is our policy to reimburse all directors for reasonable expenses incurred in performing their duties as a director. The table below provides information concerning compensation paid to non-management directors who served during 2011.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)		Total ($) (h)
Kevin R. Burns(1)(2)	—		—		—
Chinh E. Chu(1)(2)	—		—		—
Daniel J. Heneghan(3)	80,000	(3)	—	(3)	80,000
Thomas Lister(2)	—		—		—
John W. Marren(2)	—		—		—
J. Daniel McCranie(1)(4)	49,110	(4)	123,000	(4)	172,110
James A. Quella(1)(2)	—		—		—
Paul C. Schorr, IV(1)(2)	—		—		—
Peter Smitham(2)	—		—		—
Gregory L. Summe(2)	—		—		—
Claudius E. Watts IV(2)	—		—		—

(1)	Mr. Burns, Mr. Quella and Mr. Schorr respectively, have been replaced as directors by Mr. McCranie, Mr. Chu and Mr. Quella respectively.
(2)	Non-management directors who are associated with our Sponsors do not receive compensation as a member of our Board.
(3)	Mr. Heneghan receives annual director fees of $60,000 and Audit and Legal Committee chairman fees of $20,000. On December 31, 2011, 4,845 of the restricted stock units granted to Mr. Heneghan upon his election to the Board in 2010 were unvested.
(4)	Mr. McCranie receives annual director fees of $60,000. For 2011, Mr. McCranie received a prorated portion of the annual fees as a result of his appointment on March 7, 2011. On April 4, 2011, Mr. McCranie was granted 9,689 restricted stock units under the terms of the MIP. These restricted stock units vest in equal installments on the first and second anniversary of the date of grant. The grant date fair value associated with these restricted stock units is $123,000, as calculated in accordance with ASC Topic 718. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Company’s Annual Report on Form 10-K. On December 31, 2011, all restricted stock units granted to Mr. McCranie under this award were unvested.

PROPOSAL 2:

APPOINTMENT OF KPMG LLP

AS FREESCALE’S INDEPENDENT AUDITORS FOR FISCAL 2012

The Audit and Legal Committee has recommended and asks that you appoint KPMG LLP as independent auditors to audit the accounts of Freescale for the fiscal year ending December 31, 2012, and authorize the Audit and Legal Committee to determine the independent auditors’ fees. According to Bermuda law, an auditor is appointed for a one-year term beginning at the annual general meeting at which it is appointed and continuing until the close of the next annual general meeting.

The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment and to authorize the Audit and Legal Committee to determine the independent auditors’ fees. If an auditor is not appointed by a majority of the votes cast at the Annual General Meeting, the Audit and Legal Committee will appoint KPMG LLP as the independent auditors to audit the accounts of Freescale for the fiscal year ending December 31, 2012, and the Audit and Legal Committee will determine the independent auditors’ fees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as Freescale’s independent public accountants for the fiscal year ended December 31, 2011, and has audited our annual financial statements since 2006 and our predecessor since 2004.

Representatives of KPMG LLP will be present at the Annual General Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders at the Annual General Meeting.

The aggregate fees for professional services rendered by KPMG LLP to Freescale were $3.4 million for 2011 and $2.6 million for 2010.

Auditors’ Fees

The following table shows the fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements and review of our interim financial statements for 2011 and 2010, and fees for other services rendered by KPMG LLP for 2011 and 2010:

	Year Ended December 31,
Fees	2011	2010
Audit Fees(1)	$3,400,000	$2,528,000
Non-audit fees	—	—
Tax fees	—	—
All other fees(2)	43,000	31,000
Total Fees	$3,443,000	$2,559,000

(1)	In 2011 and 2010, consists of services rendered primarily in connection with the audit of our annual financial statements, reviews of our debt refinancing transactions and statutory audits. The amount for 2011 also incorporates services in connection with our initial public offering.
(2)	In 2011 and 2010, consists of services rendered in connection with local attestation requirements and other miscellaneous fees.

Audit and Legal Committee Pre-Approval Policies

In addition to retaining KPMG LLP to audit Freescale’s consolidated financial statements for 2011, KPMG LLP and certain other accounting and consulting firms were retained to provide advisory, auditing and consulting services in 2011. The Audit and Legal Committee is required to pre-approve all audit and non-audit services, and fees charged, by KPMG LLP.

The Audit and Legal Committee has formal policies and procedures in place with regard to the approval of all professional services provided by KPMG LLP to Freescale. Below is a summary of the 2011 policies and procedures.

The Audit and Legal Committee provided approval to authorize payment for any “Audit”, “Audit-Related”, and “Tax” services up to an approved budget. At each regular Audit and Legal Committee meeting, the Audit and Legal Committee reviews, and if necessary, approves an updated estimate of the annual Audit and Audit-Related fees in comparison to the overall budget.

The Audit and Legal Committee provided Freescale’s Chief Accounting Officer with the authority to pre-approve non-budgeted fees of less than $25,000, so long as the services were included in the list of services approved by the Audit and Legal Committee up to an aggregate amount of $250,000. The Chief Accounting Officer is required to report any approval decisions to the Audit and Legal Committee at its next regular meeting. At each regular Audit and Legal Committee meeting, the Audit and Legal Committee reviews and approves any other fees and services.

In 2011, management did not approve any services that were not on the list of services pre-approved by the Audit and Legal Committee.

The Board recommends a vote “For” the appointment of KPGM LLP as Freescale’s independent auditors for the fiscal year ending December 31, 2012, and authorization of the Audit and Legal Committee to determine the independent auditors’ fees.

PROPOSAL 3:

CHANGE OF OUR CORPORATE NAME TO

FREESCALE SEMICONDUCTOR, LTD.

The Board has recommended and asks that you approve the Company’s change of name from “Freescale Semiconductor Holdings I, Ltd.” to “Freescale Semiconductor, Ltd.” The Board has determined that the words “Holdings I” are not meaningful to the business or marketing purposes of the Company and the proposed name change would decrease confusion among investors and the public.

The Board recommends a vote “For” the proposal to change the Company’s name to “Freescale Semiconductor, Ltd.”

PROPOSAL 4:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Exchange Act and the rules of the Securities and Exchange Commission, Freescale is required to provide shareholders with a non-binding advisory “say-on-pay” vote to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion & Analysis (“CD&A”), related compensation disclosure tables and narrative disclosures of this proxy statement.

For the reasons highlighted above, and more fully discussed in the CD&A, the Board unanimously recommends a vote “for” the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure in this proxy statement.”

You may vote “For” or “Against” this proposal, or you may abstain from voting. Although the vote on this Proposal 4 is advisory and non-binding, the Compensation and Leadership Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program.

The Board recommends a vote “For” the approval of the non-binding, advisory vote on Named Executive Officer compensation.

PROPOSAL 5:

ADVISORY VOTE ON FREQUENCY OF FUTURE SHAREHOLDER VOTES ON

EXECUTIVE COMPENSATION

As described in Proposal 4 above, Freescale is required to include an advisory resolution subject to a non-binding, advisory shareholder “say-on-pay” vote on the executive compensation program for our Named Executive Officers. Freescale is required to provide shareholders with the opportunity, at least once every six years, to indicate whether they would prefer an advisory and non-binding vote on Named Executive Officer compensation every one year, two years or three years. Shareholders may also abstain from voting.

Our Board has determined that an annual say-on-pay vote is appropriate for Freescale and its shareholders at this time; and, therefore, our Board recommends that you vote for a one-year interval for the advisory say-on-pay vote.

Like the non-binding advisory say-on-pay vote on Proposal 4, this Proposal 5 is advisory and will not be binding on Freescale. However, our Compensation and Leadership Committee and Board will review the results of the vote and will consider shareholders’ views in determining the frequency of future advisory say-on-pay votes.

The Board recommends that a non-binding advisory vote on “say-on-pay” be held annually and that shareholder select “1 Year” when voting on this proposal.

EXECUTIVE OFFICERS

The following persons were the executive officers of the Company and Freescale Semiconductor, Inc. as of February [—], 2012. Our executive officers are employees of Freescale Semiconductor, Inc.

Richard M. Beyer, 63, is our Chairman of the Board and Chief Executive Officer and has served in these roles since March 2008. For a description of the education and experience of Mr. Beyer, please refer to the “Information as to Nominees” section above.

Jim Baillie, 61, is our Vice President, Global Quality and has served in this role since October 2009. Prior to that, from February 2007 to September 2009, Mr. Baillie served as Vice President of Quality and Reliability at Intersil Corporation, which designs and manufactures high performance analog solutions. Prior to Intersil, from January 2006 to February 2007, Mr. Baillie served as Director of Quality for Motorola ECC, the embedded computing division of the telecommunications company, in Tempe, Arizona. From July 2005 to January 2006, Mr. Baillie was an independent contractor. Prior to that, from January 1994 to July 2005, Mr. Baillie spent 12 years at Motorola Semiconductor Products Sector and Freescale Semiconductor, Inc., holding positions such as Director of Phoenix Quality Operations and Director of Field Quality Engineering.

Michel C. Cadieux, 54, is our Senior Vice President of Human Resources and Security and has held this position since August 2008. From December 2006 to June 2008, Mr. Cadieux served as senior vice president, Human Resources and chief talent officer for Advanced Micro Devices (AMD), a semiconductor design innovator after which he took time off as he transitioned to Freescale Semiconductor, Inc. Prior to his role at AMD, he served in a number of senior executive and human resources roles, including Senior Vice President, Corporate Services and Vice President, Human Resources, at ATI Technologies, Inc., a manufacturer of semiconductors and semiconductor equipment, from September 2000 to December 2006.

Alan Campbell, 53, is our Senior Vice President and Chief Financial Officer and has served in this role since May 2004. Mr. Campbell served as Senior Vice President and Director of Finance of the SPS (semiconductors product sector) division of Motorola, Inc. from February 2003 to May 2004. From May 2001 to February 2003, he served as Corporate Vice President and Director of Finance of the SPS division. From October 2000 to May 2001, he served as Vice President and Director of Finance of the SPS division. Prior to that, he served as Vice President and Director of Finance of the SPS division’s Technology and Manufacturing Group.

Thomas Deitrich, 45, is our Senior Vice President and General Manager, Networking and Multimedia Solutions Group and has served in this role since January 2012. In addition, Mr. Deitrich also manages the cellular products portfolio and has served in this dual capacity since April 2009. From April 2009 to December 2011, Mr. Deitrich served as our Senior Vice President and General Manager, Radio Frequency, Analog and Sensor Group. From October 2007 to April 2009, Mr. Deitrich managed the Cellular Products Group and from September 2006 to October 2007, he was the division general manager for the Cellular Division. Prior to joining Freescale, Mr. Deitrich served as Senior Vice President, original design manufacturers, Design and Vertical Integration at Flextronics International, Inc., an electronics manufacturing services provider, from October 2003 to September 2006, and Senior Vice President, American Standards, Product Business Group at Sony Ericsson, a global mobile phone manufacturer, from October 2001 to September 2003.

Jonathan A. Greenberg, 45, is our Senior Vice President, General Counsel and Secretary and has served in this role since June 2010. From April 2008 to June 2010, Mr. Greenberg served as senior vice president, general counsel and secretary at Spirit AeroSystems, an aerospace technology supplier. From January 2008 to April 2008, Mr. Greenberg was a legal consultant to United Industrial Corporation, an aerospace and defense technology conglomerate. From September 2004 to December 2007, he served as vice president, general counsel and chief ethics and compliance officer for United Industrial Corporation. His in-house legal experience also includes serving as general counsel and senior corporate counsel at two Washington, D.C. area technology companies. Prior to embarking on his in-house legal career, Mr. Greenberg practiced law for nine years, including five years at a major Wall Street firm and a boutique Manhattan law firm, followed by four years at the Washington, D.C. offices of Holland & Knight, LLP, where he was elected partner in 2000.

Ken Hansen, 59, is our Senior Fellow, Vice President and Chief Technology Officer and has served in this role since August 2009. Prior to becoming CTO, from November 2007 to August 2009, Mr. Hansen was senior fellow and vice president in the chief development office where he focused on improving design efficiency and reducing product cost across all the Freescale businesses. Previously, from July 2003 to November 2007, he held several senior technology and management positions at Freescale Semiconductor, Inc. and Motorola leading research and development teams. Mr. Hansen is a Senior Member of the IEEE, the Institute of Electrical and Electronics Engineers, a professional association dedicated to advancing technological innovation, and holds 12 U.S. patents.

Randy Hyzak, 42, is our Vice President and Chief Accounting Officer and has held this position since February 2009. From February 2005 to January 2009, Mr. Hyzak served in various other accounting capacities at Freescale, including as our Corporate Controller. Prior to joining us in February 2005, Mr. Hyzak was a senior manager with the public accounting firm Ernst & Young LLP where he primarily served large global Fortune 500 clients during his eleven years with the firm.

Brad Johnson, 39, is our Senior Vice President, Strategy and Business Transformation. Prior to joining us in February 2011, Mr. Johnson held various positions, most recently as a principal, at McKinsey & Company, Inc. from 2006 to February 2011, where he was a leader of the firm’s global high technology practice and semiconductor interest group and focused functionally on strategy, corporate finance and mergers and acquisitions.

Reza Kazerounian, 54, is our Senior Vice President and General Manager, Automotive, Industrial and Multi-Market Solutions Group, and has served in this role since January 2012. From May 2009 to December 2011, Dr. Kazerounian served as our Senior Vice President and General Manager, Microcontroller Solutions. From September 2005 to March 2009, Dr. Kazerounian served as president and CEO of STMicroelectronics Inc. Americas, a manufacturer of semiconductor integrated circuits after which he took time off as he transitioned to Freescale Semiconductor, Inc. From August 2003 to September 2005, Dr. Kazerounian also served as the group vice president and division manager of STMicroelectronics’ smart card and programmable systems memory divisions. Prior to joining STMicroelectronics, he was chief operating officer with WaferScale Integration, Inc., which provides Programmable System Devices, where he was responsible for all operations, engineering and product development. WaferScale was acquired by STMicroelectronics in September 2000.

Rajeeva Lahri, 56, is our Senior Vice President of Global Back-End Operations, External Manufacturing, Procurement and Production Planning and has served in this role since July 2010. From July 2007 to June 2010, Dr. Lahri served as the chief executive officer of Signet Solar Inc Develop, a developer and manufacturer of large area thin film silicon PV modules. From May 2002 to July 2007, Dr. Lahri served as the chief technology officer and executive vice president of worldwide operations at Intersil Corporation, which designs and manufactures high performance analog semiconductors. Prior to that, Dr. Lahri served as senior vice president of technology and operations at Elantec Semiconductor, Inc., a provider of analog integrated circuits, which was acquired by Intersil, deputy chief technology officer of Philips Semiconductors (now NXP Semiconductors) and senior vice president of corporate technology for VLSI technology, Inc., a designer, manufacturer and marketer of complex custom and semi-custom integrated chips, which was acquired by Philips. He has also held various management and technical positions at National Semiconductor Corporation, a semiconductor manufacturer, and Hewlett Packard, a technology company specializing in printing, personal computing, software, services and IT infrastructure.

Jack Mendenhall, 57, is our Senior Vice President of Global Front-End Operations. Prior to joining us in April 2011, Mr. Mendenhall held various positions, most recently as Vice President Region Americas Front End Manufacturing, at STMicroelectronics Inc., a manufacturer of semiconductor integrated circuits, subsystems and modules, from 1977 to March 2011.

Henri Richard, 53, is our Senior Vice President, Chief Sales and Marketing Officer and has served in this role since joining us in September 2007. Prior to joining us, Mr. Richard was Executive Vice President and Chief Sales and Marketing Officer at Advanced Micro Devices (AMD), a semiconductor design innovator from 2002 to September 2007. He joined AMD in 2002 as Group Vice President of Worldwide Sales. Previously, Mr. Richard was Executive Vice President of Worldwide Field Operations at WebGain, Inc., a privately held provider of Java software for Fortune 500 companies.

David Stasse, 41, is our Vice President and Treasurer and has held this position since August 2008. From August 2006 to August 2008, Mr. Stasse served as Assistant Treasurer. Prior to joining us, Mr. Stasse was an independent consultant from March 2006 to July 2006 and he was First Vice President focused on treasury matters at MBNA Corporation, a financial services provider, from May 2005 to February 2006. From March 2004 to May 2005, he was Treasury Manager at SPX Corp., a provider of products and services for multiple industries including food and beverage, transportation, automotive, power generation and distribution, gas and oil production, manufacturing, pharmaceutical and biotechnology, and from July 1998 to February 2004, Mr. Stasse served in various finance positions at Honeywell International, an inventor and manufacturer of technologies addressing global macrotrends challenges such as safety, security and energy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table presents information regarding beneficial ownership of our common shares as of February 21, 2012, by:

•	each person who is known by us to beneficially own more than 5% of our common shares,

•	each of our directors,

•	each of the Named Executive Officers, and

•	all of our directors and executive officers as a group.

The Sponsors and members of our management own our common shares indirectly through their holdings in Freescale Holdings L.P. (“Freescale LP”), and members of our management also hold our common shares directly. Freescale Holdings GP, Ltd. (“Freescale GP”) is the general partner of Freescale LP and, as such, exercises voting and investment power with respect to all shares held by Freescale LP. As of February 21, 2012, Freescale GP was owned equally and controlled by investment funds associated with or advised by our Sponsors, as set forth in more detail in note (1) to the table below. Holders of limited partnership interests in Freescale LP have limited voting rights and no voting or investment power over our common shares held by Freescale LP. However, in the event that Freescale LP were to liquidate, our common shares then held by Freescale LP would be distributed to the limited partners of Freescale LP based on their respective ownership of limited partnership interests in Freescale LP at the time of liquidation. Our Sponsors may at any time elect to liquidate Freescale LP, and Freescale GP is required to liquidate Freescale LP at such time as Freescale LP owns less than 20% of our outstanding common shares, unless a majority of the Sponsors elect not to liquidate Freescale LP. The respective ownership of Freescale LP limited partnership interests by the principal stockholders is set forth in the notes to the table below. As of February 21, 2012, Freescale LP owned 80.37% of our common shares.

Percentage computations are based on 246,382,185 common shares outstanding as of February 21, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC. Each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth above and in the notes to the table. Information with respect to each fund described in the table is based on information provided to us by such funds. Unless otherwise indicated, the address of each person named in the table is c/o Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735.

Name of Beneficial Owner	Common Shares Beneficially Owned	% of Common Shares Beneficially Owned
Freescale LP(1)	205,671,482	80.37%
Freescale GP(1)	205,671,482	80.37%
Blackstone Funds(1)(2)	205,671,482	80.37%
Carlyle Funds(1)(3)	205,671,482	80.37%
Permira Funds(1)(4)	205,671,482	80.37%
TPG Funds(1)(5)	205,671,482	80.37%
FMR LLC(6)	22,074,089	8.99%
Richard M. Beyer(7)	2,368,659	*
Alan Campbell(8)	930,565	*
Chinh E. Chu(1)(2)	—	—
Daniel J. Heneghan	4,844	*
Thomas H. Lister(1)(4)	—	—
John W. Marren(1)(5)	—	—
J. Daniel McCranie(9)	4,844	—
James A. Quella(1)(2)	—	—
Peter Smitham(1)(4)	—	—
Gregory L. Summe(1)(3)	—	—
Claudius E. Watts IV(1)(3)	—	—
Tom Deitrich(10)	172,827	*
Henri Richard(11)	267,034	*
Lisa Su(12)	122,302	*
Directors and executive officers as a group(13)	4,260,242	1.70%

*	Represents less than 1%.
(1)

Includes 9,534,587 common shares subject to a currently exercisable warrant (the “Warrant”). Freescale GP is the general partner of Freescale LP and as such exercises voting and investment power (or has “beneficial ownership”) with respect to our common shares held by Freescale LP. Freescale GP is owned equally by the Blackstone Funds, the Carlyle Funds, the Permira Funds and the TPG Funds (each as defined in notes (2) through (5) below, and collectively, the “GP Funds”). The GP Funds exercise control over Freescale GP and have the right to appoint a majority of its board of directors. Each of Stephen A. Schwarzman, William E. Conway, Jr., Daniel A. D’Aniello, David M. Rubenstein, Nigel Carey, Thomas H. Lister, Paul Cutts, Peter Gibbs, John Marren, David Bonderman and James G. Coulter (the “Applicable Individuals”) are listed in notes (2) through (5) below as a person who may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the applicable GP Fund. Each Applicable Individual may also be deemed to have beneficial ownership of our common shares held by Freescale LP due to each such person’s relationship to the applicable GP Fund, as described in notes (2) through (5) below. Each of the GP Funds and each Applicable Individual disclaims beneficial ownership of our common shares held by Freescale LP. Holders of limited partnership interests in Freescale LP have limited voting rights and no voting or investment power over our common shares held by Freescale LP. As of February 21, 2012, Freescale LP had outstanding 7,069,672 Class A limited partnership interests and 134,797 Class B limited partnership interests. Holders of Class B limited partnership interests are solely entitled to receive a percentage of all distributions, if any, made by Freescale LP after the holders of the Class A limited partnership interests have received a return of their invested capital. None of our principal stockholders hold any Class B limited partnership interests.
(2)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. The address of each of the entities and persons listed in this note is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154. The information included below regarding Freescale LP Ownership relates solely to the Blackstone Class A Funds’ (defined below) economic interest in Freescale LP. Mr. Chu and Mr. Quella were appointed to the Board by the Blackstone Funds.

Freescale GP Ownership: The Blackstone Funds (as defined below) hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 88 shares held by Blackstone Capital Partners (Cayman) V L.P. (“BCP V”), whose general partner is Blackstone Management Associates (Cayman) V L.P. (“BMA V”); (ii) 82 shares held by Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”), whose general partner is BMA V; (iii) 70 shares held by BCP (Cayman) V-S L.P. (“BCP V-S”), whose general partner is BMA V; (iv) 7 shares held by Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”), whose general partner is Blackstone Family GP L.L.C.; (v) 2 shares held by Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”), whose general partner is BCP V GP L.L.C.; and (vi) 1 share held by Blackstone Participation Partnership (Cayman) V L.P. (“BPP V” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD and BFIP V, the “Blackstone Funds”), whose general partner is BCP V GP L.L.C.

Freescale LP Ownership: The Blackstone Class A Funds hold 3,395,055 Class A limited partnership interests in Freescale LP, representing 48.02% of the total Class A limited partnership interests outstanding, as follows: (i) 424,088.17 Class A limited partnership interests held by BCP V, whose general partner is BMA V; (ii) 392,632.86 Class A limited partnership interests held by BCP V-A, whose general partner is BMA V; (iii) 336,297.30 Class A limited partnership interests held by BCP V-S, whose general partner is BMA V; (iv) 31,793.46 Class A limited partnership interests held by BFIP V-SMD, whose general partner is Blackstone Family GP L.L.C.; (v) 12,378.17 Class A limited partnership interests held by BFIP V, whose general partner is BCP V GP L.L.C.; (vi) 2,809.04 Class A limited partnership interests held by BPP V, whose general partner is BCP V GP L.L.C.; (vii) 807,555.52 Class A limited partnership interests held by BCP V Co-Investors (Cayman) L.P. (“BCP V Co-Investors”), whose general partner is BMA V; (viii) 750,000 Class A limited partnership interests held by Blackstone Firestone Principal Transaction Partners (Cayman) L.P. (“BFPTP”), whose general partner is BMA V; and (ix) 637,500 Class A limited partnership interests held by Blackstone Firestone Transaction Participation Partners (Cayman) L.P. (“BFTPP” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD, BFIP V, BPP V, BCP V Co-Investors and BFPTP, the “Blackstone Class A Funds”), whose general partner is BMA V.

Blackstone LR Associates (Cayman) V Ltd. (“BLRA”) and BCP V GP L.L.C. are the general partners of BMA V. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, Mr. Schwarzman is a director and controlling person of BLRA. Blackstone Family GP L.L.C. is controlled by its founding member, Mr. Schwarzman.

Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the common shares attributable to the interests in Freescale Holdings L.P. and Freescale Holdings GP, Ltd. held by the Blackstone Funds or the Blackstone Class A Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such interests.

Mr. Chu and Mr. Quella are Senior Managing Directors of The Blackstone Group and neither is deemed to beneficially own the shares beneficially owned by the Blackstone Funds or the Blackstone Class A Funds beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Blackstone Funds or the Blackstone Class A Funds.

(3)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the Carlyle Funds, as described below. Each of William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this note is c/o The Carlyle Group, 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, DC 20004. The information included below regarding Freescale LP Ownership relates solely to the Carlyle Funds’ economic interest in Freescale LP.

Mr. Summe and Mr. Watts were appointed to the Board by the Carlyle Funds. Mr. Summe and Mr. Watts are each Managing Directors at The Carlyle Group. Mr. Summe and Mr. Watts each disclaims beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Carlyle Funds.

Freescale GP Ownership: The Carlyle Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 167 shares held by Carlyle Partners IV Cayman, L.P. (“CP IV”), whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (ii) 33 shares held by CEP II Participations S.à r.l. SICAR (“CEP II P”), which is directly or indirectly owned by Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (iii) 27 shares held by Carlyle Asia Partners II, L.P. (“CAP II”), whose general partner is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (iv) 14 shares held by Carlyle Japan Partners, L.P. (“CJP”), whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (v) 7 shares held by CP IV Coinvestment Cayman, L.P. (“CP IV Co-Investment”), whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (vi) 1 share held by CAP II Co-Investment, L.P. (“CAP II Co-Investment”), whose general partner is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings, L.P.; and (vii) 1 share held by CJP Co-Investment, L.P. (“CJP Co-Investment” and, together with CP IV, CEP II P, CAP II, CJP, CP IV Co-Investment, and CAP II Co-Investment, the “Carlyle Funds”), whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P. The shares of Freescale GP beneficially owned by the Carlyle Funds are collectively referred to as the “Carlyle Shares.” The general partner of TC Group Cayman Investment Holdings, L.P. is TCG Holdings Cayman II, L.P. The general partner of TCG Holdings Cayman II, L.P. is DBD Cayman, Ltd., a Cayman Islands exempted limited liability company. The sole shareholder of DBD Cayman Ltd. is DBD Cayman Holdings, Ltd. DBD Cayman Holdings, Ltd. has investment discretion and dispositive power over the Carlyle Shares. DBD Cayman Holdings, Ltd. is controlled by its ordinary members, William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein and all action relating to the investment and disposition of the Carlyle Shares requires their approval. Accordingly, each of them may be deemed to have beneficial ownership of the Carlyle Shares. Each of William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein disclaims beneficial ownership of the Carlyle Shares. Pursuant to an agreement between DBD Cayman Holdings, Ltd. and its Class B member, Carlyle Offshore Partners II, Ltd., (“COPS II”), COPS II has voting power over the Carlyle Shares. The sole shareholder of COPS II is Carlyle Offshore Partners II Holdings, Ltd., which in turn has 13 members, Adam Palmer, Allan Holt, Bruce E. Rosenblum, Curtis L. Buser, Daniel A. D’Aniello, David M. Rubenstein, Glenn A. Youngkin, Gregory Summe, Jean Pierre Millet, Jeffrey W. Ferguson, Peter J. Clare, Robert G. Stuckey and William E. Conway, Jr., each of whom disclaims beneficial ownership of the Carlyle Shares.

Freescale LP Ownership: The Carlyle Funds hold 1,125,000 Class A limited partnership interests in Freescale LP, representing 15.91% of the total Class A limited partnership interests outstanding, as follows: (i) 754,527.16 Class A limited partnership interests held by CP IV, whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (ii) 30,472.84 Class A limited partnership interests held by CP IV Co-Investment, whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP,

Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (iii) 150,000.00 Class A limited partnership interests held by CEP II P, which is directly or indirectly owned by Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (iv) 121,585.87 Class A limited partnership interests held by CAP II, whose general partner is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (v) 3,414.13 Class A limited partnership interests held by CAP II Co-Investment, whose general partner is CAP II General Partner, L.P., whose general partner is CAP II Limited., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (vi) 61,494 Class A limited partnership interests held by CJP, whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; and (vii) 3,506 Class A limited partnership interests held by CJP Co-Investment, whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P. The Class A limited partnership interests beneficially owned by the Carlyle Funds are collectively referred to as the “Carlyle LP Interests.” The general partner of TC Group Cayman Investment Holdings, L.P. is TCG Holdings Cayman II, L.P. The general partner of TCG Holdings Cayman II, L.P. is DBD Cayman, Ltd., a Cayman Islands exempted limited liability company. The sole shareholder of DBD Cayman Ltd. is DBD Cayman Holdings, Ltd. DBD Cayman Holdings, Ltd. has investment discretion and dispositive power over the Carlyle LP Interests. DBD Cayman Holdings, Ltd. is controlled by its ordinary members, William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein and all action relating to the investment and disposition of the Carlyle LP Interests requires their approval. Accordingly, each of them may be deemed to have beneficial ownership of the Carlyle LP Interests. Each of William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein disclaims beneficial ownership of the Carlyle LP Interests. Pursuant to an agreement between DBD Cayman Holdings, Ltd. and its Class B member, Carlyle Offshore Partners II, Ltd., (“COPS II”), COPS II has voting power over the Carlyle LP Interests. The sole shareholder of COPS II is Carlyle Offshore Partners II Holdings, Ltd., which in turn has 13 members, Adam Palmer, Allan Holt, Bruce E. Rosenblum, Curtis L. Buser, Daniel A. D’Aniello, David M. Rubenstein, Glenn A. Youngkin, Gregory Summe, Jean Pierre Millet, Jeffrey W. Ferguson, Peter J. Clare, Robert G. Stuckey and William E. Conway, Jr., each of whom disclaims beneficial ownership of the Carlyle LP Interests.

(4)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and John Marren are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the Permira Funds, as described below. Each of Mr. Carey, Mr. Cutts, Mr. Lister, Mr. Gibbs and Mr. Marren disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this note is c/o Permira IV Managers L.P., Trafalgar Court, Les Banques, Guernsey, Channel Islands GY1 3QL. The information included below regarding Freescale LP Ownership relates solely to the Permira Class A Funds’ and Co-Investors’ (defined below) economic interest in Freescale LP.

Mr. Lister and Mr. Smitham were appointed to the Board by the Permira Funds. Mr. Lister is a Co-Managing Partner of Permira. As of December 31, 2009, Mr. Smitham retired as a Partner of Permira but remains a member of Permira Advisers, LLP. Each of Mr. Lister and Mr. Smitham disclaims beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Permira Funds or the Permira Class A Funds and Co-Investors.

Freescale GP Ownership: The Permira Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 196 shares held by Permira IV L.P. 2 (“P IV 2”), whose manager is Permira IV Managers L.P.; (ii) 49 shares held by P4 Sub L.P. 1 (“P4 1”), whose manager is Permira IV Managers L.P.; (iii) 4 shares held by Permira Investments Limited (“PIL”); and (iv) 1 share held by P4 Co-Investment L.P. (“P4 Co-Investment” and, together with P IV 2, P4 1, and PIL, the “Permira Funds” ), whose general partner is Permira IV G.P. L.P. P4 1 and P IV 2 are together known as “Permira IV.” Permira IV Managers L.P. may be deemed to have investment powers and beneficial ownership with respect to the shares owned by the Permira Funds by virtue of being manager of Permira IV and by virtue of co-investment arrangements between the entities comprising the Permira Funds, but disclaims beneficial ownership of such shares. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and John Marren are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership with respect to the shares of Freescale GP held or controlled by the Permira Funds, but each of them disclaims beneficial ownership of such shares.

Freescale LP Ownership: The Permira Class A Funds and Co-Investors hold 1,363,749 Class A limited partnership interests in Freescale LP, representing 19.29% of the outstanding Class A limited partnership interests, as follows: (i) 218,670.31 Class A limited partnership interests held by P4 1, whose manager is Permira IV Managers L.P.; (ii) 883,488.97 Class A limited partnership interests held by P IV 2, whose manager is Permira IV Managers L.P.; (iii) 17,790.31 Class A limited partnership interests held by PIL; (iv) 5,050.41 Class A limited partnership interests held by P4 Co-Investment, whose general partner is Permira IV G.P. L.P.; (v) 4,500 Class A limited partnership interests held by Wilshire Private Markets Short Duration Fund I, L.P. (“SDF I”), whose general partner is whose general partner is Wilshire U.S. Private Markets VII, LLC; (vii) 75,000 Class A limited partnership interests held by Uberior Co-Investments Limited (“Uberior”); (viii) 50,000 Class A limited partnership interests held by Partners Group Access III, L.P. (“PGA III”), whose general partner is Partners Group Management III Limited; (ix) 15,000 Class A limited partnership interests held by A.S.F. Co-Investment Partners III, L.P. (“ASF III”), whose general partner is PAF 6/05, LLC; (x) 13,062.45 Class A limited partnership interests held by European Strategic Partners (“ESP”), whose manager is SL Capital Partners LLP; (xi) 1,536.05 Class A limited partnership interests held by European Strategic Partners Scottish B (“ESPSB”), whose manager is SL Capital Partners LLP; (xii) 1,330.56 Class A limited partnership interests held by European Strategic Partners Scottish C (“ESPSC”), whose manager is SL Capital Partners LLP; (xiii) 3,117.73 Class A limited partnership interests held by European Strategic Partners 1-LP (“ESP 1”), whose manager is SL Capital Partners LLP; (xiv) 53.21 Class A limited partnership interests held by ESP Co-Investment Limited Partnership (“ESP Co-Investment”), whose manager is SL Capital Partners LLP; (xv) 18,400 Class A limited partnership interests held by ESP II Conduit LP (“ESP II”), whose manager is SL Capital Partners LLP; (xvi) 17,200 Class A limited partnership interests held by ESP 2004 Conduit LP (“ESP 2004”), whose manager is SL Capital Partners LLP; (xvii) 10,800 Class A limited partnership interests held by ESP 2006 Conduit LP (“ESP 2006”), whose manager is SL Capital Partners LLP; (xviii) 5,100 Class A limited partnership interests held by ESP Tidal Reach LP (“ESPTR”), whose manager is SL Capital Partners LLP; (xix) 11,400 Class A limited partnership interests held by Edcastle Limited Partnership (“ELP”), whose manager is SL Capital Partners LLP; (xx) 6,250 Class A limited partnership interests held by North American Strategic Partners, LP (“NASP”), whose manager is SL Capital Partners LLP; and (xxi) 1,500 Class A limited partnership interests held by Rose Nominees Limited a/c 21425 (“RNL” and, together with P4 1, P IV 2, PIL, P4 Co-Investment, SDF I, PMF VII, Uberior, PGA III, ASF III, ESP, ESPSB, ESPSC, ESP 1, ESP Co-Investment, ESP II, ESP 2004, ESP 2006, ESPTR, ELP and NASP, the “Permira Class A Funds and Co-Investors”). P4 1 and P IV 2 are together known as Permira IV. Permira IV Managers L.P. may be deemed to have beneficial ownership with respect to the Class A limited partnership interests held or controlled by the Permira Class A Funds and Co-Investors by virtue of being manager of Permira IV and by virtue of co-investment arrangements and proxies between the entities comprising the Permira Class A Funds and Co-Investors, but disclaims beneficial ownership of such interests. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and John Marren are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership with respect to the Class A limited partnership interests in Freescale LP held or controlled by the Permira Class A Funds and Co-Investors, but each of them disclaims beneficial ownership of such interests.

(5)

Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”) and may therefore be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the TPG Funds, as described below. Each of Mr. Bonderman and Mr. Coulter disclaims beneficial ownership of our common shares held by Freescale LP. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. The information included below regarding Freescale LP Ownership relates solely to the TPG Funds’ economic interest in Freescale LP. Mr. McCranie and Mr. Marren were appointed to the Board by the TPG Funds. Mr. McCranie is not affiliated with the TPG Funds. Mr. Marren is a TPG partner. Neither Mr. McCranie nor Mr. Marren has voting or investment power over, and each disclaims beneficial ownership of, the shares of Freescale GP or interests of Freescale LP owned by the TPG Funds and each disclaims beneficial ownership of our common shares held by Freescale LP.

Freescale GP Ownership: The TPG Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 75 shares held by TPG Partners IV-AIV, L.P. (“Partners IV”), whose general partner is TPG GenPar IV-AIV, L.P., whose general partner is TPG GenPar IV-AIV Advisors, Inc., whose sole shareholder is TPG Holdings I, L.P. (“TPG Holdings”); (ii) 174.17 shares held by TPG Partners V-AIV, L.P. (“Partners V”), whose general partner is TPG GenPar V-AIV, LP, whose general partner is TPG GenPar V-AIV Advisors, Inc., whose sole shareholder is TPG Holdings; (iii) 0.46 shares held by TPG FOF V-A, L.P. (“TPG FOF A”) and (iv) 0.27 shares held by TPG FOF V-B, L.P. (“TPG FOF B” and, together with Partners IV, Partners V and TPG FOF A, the “TPG Funds”). The general partner of each of TPG FOF A and TPG FOF B is TPG GenPar V, LP, whose general partner is TPG GenPar V Advisors, LLC, whose sole member is TPG Holdings, whose general partner is TPG Holdings I-A, LLC, whose sole member is TPG Group Holdings (SBS), L.P., whose general partner is Group Advisors. David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors and may therefore be deemed to have beneficial ownership of the shares held or controlled by the TPG Funds. Each of Mr. Bonderman, Mr. Coulter and Group Advisors disclaims beneficial ownership of our common shares held by Freescale LP.

Freescale LP Ownership: The TPG Funds hold 999,999 Class A limited partnership interests of Freescale LP (the “TPG Interests”), representing 14.14% of the Class A limited partnership interests outstanding, as follows: (i) 300,000 Class A limited partnership interests held by Partners IV; (ii) 696,706 Class A limited partnership interests held by Partners V; (iii) 1,823 Class A limited partnership interests held by TPG FOF A; and (iv) 1,470 Class A limited partnership interests held by TPG FOF B. David Bonderman and James G. Coulter, as directors, officers and sole shareholders of the ultimate general partner of each of the TPG Funds, may be deemed to have beneficial ownership of the TPG Interests. Each of Mr. Bonderman, Mr. Coulter and Group Advisors disclaims beneficial ownership of the TPG Interests.

(6)

Information about common shares owned by FMR LLC (“FMR”) is based solely on a Schedule 13G filed by FMR with the SEC on February 14, 2012 reporting share ownership as of December 31, 2011. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G indicates that, at December 31, 2011: (i) Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR and a registered investment advisor, is the beneficial owner of 20,723,810 shares as a result of acting as an investment adviser to various investment companies; (ii) Fidelity Funds’ Boards of Trustees have sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds; (iii) Edward C. Johnson 3rd, Chairman of FMR, and FMR through its control of Fidelity and the Fidelity Funds, each has sole power to vote or to direct the vote of 191,080 and sole power to dispose of the 20,723,810 shares owned by the Fidelity Funds; (iv) Pyramis Global Advisors, LLC, 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 18,700 shares as a result of serving as an investment manager of the institutional accounts; (v) Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank is the beneficial owner of 16,334 shares; and (vi) Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, and FIL, a qualified institution under Section 240.13d-1(b)(1)(ii) is the beneficial owner of 1,315,245 shares.

(7)	Includes (i) 1,921,520 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 21, 2012 and (ii) 407,139 restricted stock units vested and that will vest within 60 days of February 21, 2012.
(8)	Includes (i) 903,939 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 21, 2012 and (ii) 26,626 restricted stock units vested and that will vest within 60 days of February 21, 2012. Mr. Campbell also holds 742 Class A limited partnership interests in Freescale LP, representing less than 1% of the Class A limited partnership interests outstanding.

(9)	Includes 4,844 restricted stock units that will vest within 60 days of February 21, 2012.
(10)	Includes (i) 151,008 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 21, 2012 and (ii) 21,819 restricted stock units vested or that will vest within 60 days of February 21, 2012.
(11)	Includes (i) 226,517 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 21, 2012 and (ii) 40,517 restricted stock units vested and that will vest within 60 days of February 21, 2012.
(12)	Includes 100,674 common shares issuable upon exercise of options that are currently exercisable. Dr. Su voluntarily terminated her employment on December 31, 2011.
(13)	Includes (i) 3,652,022 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 21, 2012, and (ii) 528,748 restricted stock units vested and that will vest within 60 days of February 21, 2012. See notes (1) through (12) above.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes Freescale’s compensation plan information (including individual compensation arrangements) as of the fiscal year ended December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	14,757,731	$7.50	(2)	19,596,769
Equity compensation plans not approved by security holders	—	—		—
Total	14,757,731	$7.50		19,596.769

(1)	This includes restricted share units and options to purchase the Company’s common shares awarded under the 2011 Omnibus Plan and 2006 Management Incentive Plan and options to purchase the Company’s common shares awarded under the 2007 Employee Incentive Plan.
(2)	This weighted-average exercise price does not include outstanding restricted share units.

EXECUTIVE COMPENSATION

Executive Summary

Compensation and related matters are reviewed and approved by the Compensation and Leadership Committee of the Company and the Compensation and Leadership Committee of Freescale Semiconductor, Inc., which we refer to collectively as the Compensation Committee. The Compensation Committee of the Company and Freescale Semiconductor, Inc. consist of the same members.

Matters reviewed and approved by the Compensation Committee include:

•	Our compensation philosophy;

•	Base salary and bonus targets for our Named Executive Officers (the Compensation Committee reviews and recommends the Chief Executive Officer’s base salary and bonus target to the Board);

•	Short-term incentive cash plans, including the 2011 Freescale Bonus Plans;

•	Total target cash, which includes base salary and short-term cash incentive awards for the Named Executive Officers;

•	Long-term incentive awards for the Named Executive Officers; and

•

Employment agreements and executive perquisites, as applicable, for our Named Executive Officers (other than our Chief Executive Officer whose compensation matters are reviewed and approved by the Board).

The non-management members of the Board have the sole authority to authorize and approve all elements of compensation paid to our Chief Executive Officer.

We believe that our senior management capabilities and leadership are significant factors in our long-term success. Therefore, a principal objective of the Compensation Committee and our compensation programs is to attract, motivate and retain the most competent and skilled executives within the semiconductor industry. The principal elements of total direct compensation paid to the Chief Executive Officer, Chief Financial Officer, and the three highest paid individuals who were executive officers in 2011 (collectively called the Named Executive Officers), include:

•	base salary;

•	performance-based short-term cash incentive awards; and

•	performance-based and time-based long-term incentive awards.

Our Named Executive Officers for 2011 are Richard M. Beyer (our Chief Executive Officer), Alan Campbell (our Chief Financial Officer), Tom Deitrich, Henri Richard and Dr. Lisa Su. All of our Named Executive Officers are employees of Freescale Semiconductor, Inc. Dr. Su voluntarily terminated her employment on December 31, 2011.

Base salaries provide our Named Executive Officers with a compensation amount for their day-to-day responsibilities. Base salaries are determined and evaluated annually, relative to composite market data for similar positions and roles within our peer group (described below), as well as salary relative to internal comparable positions, and individual performance and contribution to Freescale. The Compensation Committee may approve an adjustment to a Named Executive Officer’s base salary, other than the Chief Executive Officer’s (whose salary is determined by the Board), if warranted, during this annual review or upon special circumstances including promotions or changes in duties.

For 2011, short-term cash incentive awards were granted under the Freescale 2008 Incentive Performance Plan (“Incentive Performance Plan”), which is designed to align and reward individual and corporate performance in areas essential to our success. Short-term cash incentive awards have a measurement period up to one year and are a key element of our pay-for-performance philosophy. Short-term cash incentive targets are established within the context of the Incentive Performance Plan, commensurate with competitive targets for similar positions and roles within our peer group (described below), taking into account the target relative to internal comparable positions, and individual performance and contribution to Freescale.

Long-term incentive awards are designed to recognize individual and corporate performance, and to align the focus and execution of officers with our long-term success — which helps create long-term shareholder value. Long-term incentive awards include options to purchase our common shares, restricted stock unit awards (including deferred stock unit awards) payable in our common shares and restricted cash awards. In 2011, no long-term incentive awards were granted to Named Executive Officers due to the use of multi-year awards granted in prior years.

Upon the completion of our initial public offering in 2011, we adopted the Freescale Semiconductor Holdings 2011 Omnibus Incentive Plan (“2011 Omnibus Plan”) and Freescale Semiconductor Holdings I, Ltd Employee Share Purchase Plan (“ESPP”), each of which is discussed in greater detail below.

The Compensation Committee is guided by a set of principles in establishing each element of compensation and does not target a specific formulaic mix of compensation elements.

In addition to the above principal elements of total direct compensation, our Named Executive Officers are entitled to certain additional benefits, including (i) retirement benefits under the Freescale 401(k) Retirement Savings Plan (“401(k) Plan”); (ii) the voluntary option to purchase shares at a discount under the ESPP; (iii) payment of benefits upon certain termination and change in control events, as provided under the employment agreements described in further detail below; and (iv) perquisites described in further detail below in the section entitled “Elements of Compensation — Benefits and Perquisites.”

This compensation discussion and analysis is intended to explain our compensation philosophy and the factors considered in establishing our executive compensation. This disclosure should be read in connection with the compensation tables and narrative disclosure included elsewhere in this proxy, all of which provide further detail on the compensation granted and paid to our Named Executive Officers.

Compensation Philosophy

The Compensation Committee believes that well-designed compensation programs are critical to attract and retain the right people, incentivize beneficial behaviors and create long term returns to the Company’s shareholders.

Guiding Principles

In accordance with this philosophy, the Compensation Committee is guided by the following principles in structuring and administering compensation programs:

•	align the interests of management with the long-term interests of shareholders, without encouraging excessive or inappropriate risk taking;

•	design programs that are fiscally sound and maximize the value to shareholders and participants;

•	design programs that are equitable, reasonable and market oriented in comparison to similar positions in comparable corporations;

•	motivate and reward management to maximize enterprise value and performance by focusing on measurable short- and long-term objectives;

•	incorporate an increasing proportion of variable and at-risk compensation as an individual’s level of responsibility and ability to affect our results increase;

•

align compensation with our pay-for-performance philosophy and recognize individual contribution through application of specific performance criteria that, to the maximum extent possible, are quantifiable; and

•	provide increased rewards for outstanding performance.

The Compensation Committee annually reviews the composite market data of companies from our peer group (described below) as one of the factors in determining base salary, total target cash and total direct compensation for our Named Executive Officers (as well as recommending to the Board the compensation for our Chief Executive Officer). The Compensation Committee may also review composite market data from our peer group upon special events including promotions or changes in duties. In 2011, the composite market data reviewed by the Compensation Committee from our peer group consisted of the 50th percentile (market median) base salary, total target cash and total direct compensation, which reflects compensation paid to executives in similar positions at our peer group of companies. The Compensation Committee considered the composite market data when it established a range of compensation at plus or minus fifteen percent of the 50th percentile. This range of compensation is considered by the Compensation Committee along with other factors such as the relative compensation of comparable positions within Freescale, specific skill-sets or capabilities, scope of responsibilities and individual contributions to Freescale. The Compensation Committee exercises its discretion in determining to what extent it will use the composite market compensation data and the other factors when establishing the compensation of our officers. For this reason, base salary, total target cash and total direct compensation for the Named Executive Officers may vary and are not limited to the composite market data.

In November 2011, the Compensation Committee determined that, going forward, the composite market data that it will review from our peer group will consist of the 25th percentile, 50th percentile (market median) and 75th percentile base salary, total target cash and total direct compensation. This change was made to better align with public company practices of our peer group and obtain better comparisons of composite market data.

Compensation Consultant and Peer Group Comparability

Management has engaged an outside consulting firm, Radford, an AON Hewitt Company, to provide market data, benchmarking and other compensation related information used to prepare management’s compensation proposals to the Compensation Committee. The Compensation Committee uses the information provided by Radford to review and analyze the Named Executive Officers’ compensation and considers information and advice provided by them to establish the compensation of our other executives in accordance with our compensation philosophy.

During 2011, Radford provided the following services: (i) annual competitive analysis of the Named Executive Officers’ compensation, (ii) stock program and share pool modeling connected to our initial public offering, (iii) competitive share usage, dilution and expense analysis, and (iv) long-term incentive recommendations related to our Named Executive Officers. The total amount of fees incurred in 2011 for these executive compensation items was $85,000.

Since January 2005, we have engaged Hewitt to be our third-party administrator for Freescale Semiconductor Inc.’s U.S. 401(k) plan and U.S. Health & Welfare plans, and to provide benefits consulting. Due to the acquisition of Hewitt by AON in October 2010, Radford and Hewitt are now affiliate companies under AON. Management is committed to safeguard the independence of Radford and Hewitt, and ensure that executive compensation consultation is objective, including that:

•	the contractual agreements with Hewitt were established prior to the engagement of Radford and merger of AON and Hewitt;

•	third party administration services provided by Hewitt are provided under a separate contractual arrangement and by a separate affiliate from Radford;

•

the Radford consultants who provide executive compensation recommendations and advice do not participate in activities related to the third-party administrator services provided to Freescale by other AON affiliates; and

•	the total amount of fees incurred by Freescale in 2011 for third-party administration and benefit consultation was $2,911,653, representing approximately 0.025% of AON’s 2011 revenue.

The Compensation Committee evaluates our peer group annually, and modifies the peer group as appropriate, considering the following factors: U.S.-based, publicly-listed that disclose executive compensation under SEC rules, within the semiconductor industry, size (generally defined as total revenue), comparability of labor markets and product offerings, and research and development investment.

The peer group approved by the Compensation Committee for the February 2011 annual review consisted of:

Advanced Micro Devices, Inc.	Linear Technology Corporation	National Semiconductor Corporation
Altera Corporation	LSI Corporation	NVIDIA Corporation
Analog Devices, Inc.	Marvell Technology Group	On Semiconductor
Applied Materials, Inc.	Maxim Integrated Products, Inc.	QUALCOMM, Inc.
Broadcom Corporation	Microchip Technology, Inc.	Texas Instruments, Inc.
Fairchild Semiconductor, Inc.	Micron Technology, Inc.	Xilinx, Inc

Our last twelve month revenue was at approximately the 65th percentile of the peer group, at the time the Compensation Committee approved the peer group in July 2010. The Compensation Committee considered our percentile rank compared to the peer group when reviewing composite market data.

In August 2011, the Compensation Committee reevaluated the peer group used for compensation composite market data. National Semiconductor Corporation was removed from the peer group due to the pending acquisition by Texas Instruments, Inc. The Compensation Committee determined that it would be appropriate to add Atmel Corporation to the peer group, after considering Atmel’s revenue, market capitalization, product offerings, and research and development investment. No other changes were made to the peer group. At the time the Compensation Committee approved the peer group, our revenue was at approximately the 66th percentile of the peer group.

Applying Our Compensation Philosophy

The Compensation Committee regularly meets with our Chief Executive Officer, Senior Vice President of Human Resources and other members of management to review, discuss and approve compensation matters. Annually, the Chief Executive Officer reviews each of the other Named Executive Officers’ individual performance and also reviews with the Compensation Committee their base salary, total target cash and long-term incentive awards. The Compensation Committee reviews the recommendations made by the Chief Executive Officer along with the performance of each Named Executive Officer, comparisons to internal comparable positions and market data from our peer group to determine if any changes to compensation are warranted. The Compensation Committee has the authority through its charter to review and approve the compensation of the Named Executive Officers, other than the Chief Executive Officer. The Compensation Committee also reviews the performance of the Chief Executive Officer and annually recommends to our Board any adjustments to the Chief Executive Officer’s base salary, total target cash and long-term incentive awards. The non-management members of our Board are responsible for authorizing and approving the Chief Executive Officer’s compensation.

In 2011, the Compensation Committee (and the Board as required for our Chief Executive Officer), reviewed the market median base salary, median total target cash and median total direct compensation for positions at our peer group companies similar to those held by our Named Executive Officers. The Compensation Committee considered a range of compensation at plus or minus fifteen percent of the market median along with other factors such as the relative compensation of comparable positions within Freescale and individual contributions to Freescale for each Named Executive Officer. The Compensation Committee exercised discretion in determining the extent to which the range around the market median was used in determining compensation of our Named Executive Officers. Prior to May 2011 we did not have publicly traded equity, so the Compensation Committee had historically used more cash-based awards in comparison to our peers.

The following discussion provides additional information regarding our 2011 compensation decisions, made in accordance with our compensation philosophy, related to each Named Executive Officer.

Richard M. Beyer. Mr. Beyer’s compensation is based on minimum amounts set forth in the employment agreement negotiated upon commencement of his employment in March 2008. Mr. Beyer’s base salary is 23% above the top of the range established by the Compensation Committee. Mr. Beyer’s total target cash was not increased in 2011. Mr. Beyer’s total target cash is 29% above the top of the range established by the Compensation Committee. Mr. Beyer’s total actual cash compensation for 2011 was within the range established by the Compensation Committee. Because Mr. Beyer was not granted any long-term incentive awards in 2011, his long-term incentive awards and total direct compensation are below the range established by the Compensation Committee.

The Compensation Committee believes Mr. Beyer’s 2011 compensation is appropriate based on the total target cash and long-term incentive compensation for other Chief Executive Officers in our peer group, given our percentile position in comparison to the peer group. Mr. Beyer’s base salary and total target cash compensation exceed the ranges established by the Compensation Committee because they reflect the minimum amounts set forth in Mr. Beyer’s employment agreement, which was negotiated in 2008 at a time when we sought to attract a highly regarded executive to replace our outgoing Chief Executive Officer. In 2008, we needed to appropriately incentivize Mr. Beyer, a highly regarded senior executive with substantial experience in the semiconductor industry, to leave his position as a chief executive at a public company and move to a privately held company entering a restructuring phase. As a result, the minimum amounts set forth in the employment agreement reflected these needs and permitted us to allocate Mr. Beyer’s salary appropriately between cash and non-cash compensation. Since Mr. Beyer joined the Company, his leadership has enabled us to successfully implement a transformation of our business and improve our operations. Accordingly, the Compensation Committee determined that the specified amounts in excess of the base salary and total target cash ranges in 2011 were appropriate because of the existing contractual obligation as well as the significant contributions to our business by Mr. Beyer.

Alan Campbell. Mr. Campbell’s base salary and total target cash are based on minimum amounts set forth in his employment agreement. Mr. Campbell’s base salary is 15% above the top of the range established by the Compensation Committee and his total target cash is 16% above the top of the range established by the Compensation Committee. Mr. Campbell’s total actual cash compensation for 2011 was within the range established by the Compensation Committee. Because Mr. Campbell was not granted any long-term incentive awards in 2011, his long-term incentive awards and total direct compensation are below the range established by the Compensation Committee.

The Compensation Committee believes Mr. Campbell’s 2011 compensation is appropriate based on the total target cash and long-term incentive compensation for other Chief Financial Officers in our peer group, given our percentile position in comparison to our peer group. Mr. Campbell’s base salary and total target cash compensation exceed the ranges established by the Compensation Committee because they reflect his extensive tenure with Freescale and our predecessor, and the significant contributions Mr. Campbell has made to our business. Mr. Campbell started with our predecessor Motorola over 30 years ago. His extensive history and knowledge of our business is valuable to us and our on-going operations and, accordingly, we have sought to incentivize Mr. Campbell to remain in his position. In addition, Mr. Campbell has the added responsibility of leading our Global Information Technology Systems and Real Estate organizations. The Compensation Committee determined that these additional responsibilities and the importance of retaining Mr. Campbell support the specified amounts in excess of the base salary and total target cash ranges in 2011.

Tom Deitrich. The Compensation Committee approved an adjustment to Mr. Deitrich’s base salary and total target cash during its annual review in February 2011. Mr. Deitrich’s annual base salary was increased from $425,000 to $460,000 effective April 2011. Mr. Deitrich’s annual bonus target was increased from $340,000 to $425,000. The resulting base salary and total target cash for Mr. Deitrich were within the range established by the Compensation Committee. The changes also resulted in a higher proportion of performance-based compensation as a percentage of Mr. Deitrich’s total target cash. Mr. Deitrich’s actual total cash compensation for 2011 was 25% below the range established by the Compensation Committee. Because Mr. Deitrich was not granted any long-term incentive awards in 2011, his long-term incentive awards and total direct compensation are below the range established by the Compensation Committee. The Compensation Committee believed that a base salary increase and total target cash increase in 2011 for Mr. Deitrich were appropriate in light of the composite market data for Freescale’s peer group and his individual performance and contribution to Freescale.

Henri Richard. Mr. Richard’s compensation is based on minimum amounts set forth in his employment agreement which was entered into in July 2008. Mr. Richard’s base salary is 45% above the top of the range established by the Compensation Committee. Mr. Richard’s total target cash is 47% above the top of the range established by the Compensation Committee. Mr. Richard’s actual total cash compensation for 2011 was 3% above the top of the range established by the Compensation Committee. Because Mr. Richard was not granted any long-term incentive awards in 2011, his long-term incentive awards and total direct compensation are below the range established by the Compensation Committee.

The Compensation Committee believes Mr. Richard’s 2011 compensation is appropriate based on the total target cash and long-term incentive compensation for other Named Executive Officers in our peer group, given our percentile position in comparison to our peer group. Mr. Richard’s base salary and total target cash compensation exceed the ranges established by the Compensation Committee because they reflect the minimum amounts set forth in Mr. Richard’s employment agreement, and his significant efforts to develop our sales and marketing capabilities during his tenure. In 2007, we sought to attract a well-known executive to lead our sales and marketing efforts. We needed to incentivize Mr. Richard to leave his position as a senior sales and marketing executive at a public company and become part of the leadership team at a private company. The amount of his base salary and total target cash negotiated when he joined us reflected these needs and, in 2008, Mr. Richard entered into an employment agreement with us which established these amounts as the minimum for his base salary and total target cash. Mr. Richard has led a rebuilding effort in our sales and marketing operations that helped the Company increase its design wins in 2011. The Compensation Committee determined that the specified amounts in excess of the base salary and total target cash ranges in 2011 were appropriate because of the existing contractual obligation as well as the significant contributions made by Mr. Richard.

Dr. Lisa Su. The Compensation Committee approved an adjustment to Dr. Su’s base salary and total target cash during its annual review in February 2011. Dr. Su’s annual base salary was increased from $450,000 to $460,000 effective April 2011. Dr. Su’s annual bonus target was increased from $340,000 to $425,000. The resulting base salary and total target cash for Dr. Su were within the range established by the Compensation Committee. These changes also resulted in a higher proportion of performance-based compensation as a percentage of Dr. Su’s total target cash. Dr. Su’s actual total cash compensation for 2011 was 25% below the range established by the Compensation Committee. Because Dr. Su was not granted any long-term incentive awards in 2011, her long-term incentive awards and total direct compensation are below the range established by the Compensation Committee. The Compensation Committee believed that a base salary increase and total target cash increase for Dr. Su were appropriate in light of the composite market data for Freescale’s peer group and her individual performance and contribution to Freescale.

Elements of Compensation

Base Salary

Base salaries provide our Named Executive Officers with a compensation amount for their day-to-day responsibilities. The Compensation Committee may adjust a Named Executive Officer’s base salary, other than the Chief Executive Officer (whose salary may be adjusted by the Board), if warranted, during its annual review or upon special events including promotions or changes in duties. At its first meeting in 2011, the Compensation Committee reviewed base salaries for our Named Executive Officers, and after considering each Named Executive Officer’s base salary in comparison to the composite market data, relative to internal comparable positions and individual performance and contribution, the Compensation Committee (and Board for our Chief Executive Officer) determined only to adjust the base salaries of Mr. Deitrich and Dr. Su for 2011. Minimum base salary amounts are set forth in each Named Executive Officer’s employment agreement. The Compensation Committee (and the Board for the Chief Executive Officer) established the 2011 annual base salary as follows:

Name	2011 Base Salary ($)	2010 Base Salary ($)	Percentage Change
Richard M. Beyer	1,100,000	1,100,000	—
Alan Campbell	545,000	545,000	—
Tom Deitrich	460,000	425,000	8.2%
Henri Richard	600,000	600,000	—
Dr. Lisa Su	460,000	450,000	2.2%

Short-Term Cash Incentive Compensation

In 2011, short-term cash incentive awards were granted under the Incentive Performance Plan on a biannual basis, which is designed to align corporate, organizational and business development goals and results, as well as promote the achievement of short-term financial and other business objectives for a measurement period of up to one year. Our short-term cash incentive awards are also designed to reward the individual job performance of employees against their established individual performance objectives.

Bonus Plans

Bonus plans may be based on measures such as cash flow, revenue, EBITDA, gross margin, customer satisfaction, design wins and quality, among others, which can vary from period to period. Payments are calculated based on measurable pre-established performance objectives, subject to approval by the Compensation Committee. The Compensation Committee determines actual payments made under bonus plans to the Named Executive Officers (except for the Chief Executive Officer whose bonus payments are determined by the Board).

2011 Bonus Plan Targets

The individual bonus targets for Named Executive Officers are set forth in the 2011 Grants of Plan-Based Awards Table in column (d). At its first meeting in 2011, the Compensation Committee reviewed the bonus targets for the Named Executive Officers, considering the bonus target and total target cash in comparison to the composite market data, relative to internal comparable positions and individual performance and contributions. The Compensation Committee (and the Board for the Chief Executive Officer) established the 2011 annual bonus targets as follows:

Name	2011 Bonus Target ($)	2010 Bonus Target ($)	Percentage Change
Richard M. Beyer	1,650,000	1,650,000	—
Alan Campbell	475,000	475,000	—
Tom Deitrich	425,000	340,000	25%
Henri Richard	750,000	750,000	—
Dr. Lisa Su	425,000	340,000	25%

The 2011 bonus targets for Mr. Deitrich and Dr. Su were increased after considering their bonus targets in relation to the composite market data, internal comparable positions and given their individual performance and contributions to Freescale. After giving consideration to the change in base salary and bonus target, the 2011 total target cash for Mr. Deitrich and Dr. Su is within the range established by the Compensation Committee. The changes also resulted in a higher proportion of performance-based compensation as a percentage of Mr. Deitrich’s and Dr. Su’s total target cash.

2011 First Half Bonus Plan and 2011 Second Half Bonus Plan

During 2011, there were two bonus plans for our employees, including the Named Executive Officers—the 2011 Freescale First Half Bonus Plan and the 2011 Freescale Second Half Bonus Plan.

The 2011 First Half Bonus Plan and 2011 Second Half Bonus Plan consisted of business performance factors and an individual performance factor. The business performance factors were calculated based on performance against pre-established performance objectives for each half-year plan. The individual performance factor was established for each employee based upon an evaluation of an individual’s contribution to Freescale and may range from zero to two. Funding of the 2011 First Half Bonus Plan and 2011 Second Half Bonus Plan was contingent upon the achievement of a minimum EBITDA threshold. The formula for individual bonus plan payments under the 2011 First Half Bonus Plan and 2011 Second Half Bonus Plan was:

Bonus Target X Business Performance Factor X Individual Performance Factor = Bonus Payment

For the 2011 First Half Bonus Plan, the pre-established performance objectives were:

2011 First Half EBITDA	30%
2011 First Half Revenue	30%
2011 First Half Gross Margin %	20%
2011 First Half Quality PPM (defective parts per million)	10%
2011 First Half Customer Quality Incident Cycle-time	10%

Under the 2011 First Half Bonus Plan, if the minimum EBITDA threshold of 93% of the pre-established performance objective was not met, no amounts would be paid. If the pre-established performance objectives were achieved, the resulting business performance factor could range from 0.75 to 2.00.

The Compensation Committee believes EBITDA, revenue and gross margin to be good measures of company performance and profitability. For purposes of calculating the 2011 First Half Bonus Plan EBITDA, the Compensation Committee, after consultation with the Chief Executive Officer, established an EBITDA performance objective excluding the effects of purchase accounting and other items. We believe this performance objective represents the underlying performance of the Company and is a more appropriate financial metric for purposes of our short-term cash incentive compensation. The targets are set to be aggressive, but achievable, and represent an increase over prior period achievement.

In addition, the Compensation Committee believes the two quality metrics, defective parts per million and customer quality incident cycle-time, incentivize employees to deliver quality products to our customers and respond to customer quality incidents in a timely fashion. The performance objectives are set to be aggressive, yet achievable, and represent an improvement over the prior period.

In July 2011, the Compensation Committee evaluated our 2011 First Half achievement against performance objectives established under the 2011 First Half Bonus Plan and determined (i) the 2011 First Half EBITDA result of $580 million met the performance objective of $578 million, (ii) the 2011 First Half Revenue result of $2,417 million exceeded the performance objective of $2,375 million, (iii) the 2011 First Half Gross Margin result of 43.72% was less than the performance objective of 44.30%, (iv) the 2011 First Half Quality PPM improvement of 16.7% did not meet the performance improvement objective of 28.6%, and (v) the 2011 First Half Customer Quality Incident Cycle-time improvement of 13.5% met the performance improvement objective of 13.5%, for a combined business performance factor, as determined by the Compensation Committee, of 0.94. Each of the bonus payments for our Named Executive Officers was calculated with an individual performance factor of 1.00, and the resulting bonus payments, approved by the Compensation Committee (and Board for the Chief Executive Officer), are included in column (g) of the 2011 Summary Compensation Table.

For the 2011 Second Half Bonus Plan, the pre-established performance objectives were:

2011 Second Half EBITDA	30%
2011 Second Half Revenue	25%
2011 Second Half Gross Margin %	15%
2011 Second Half Quality PPM (defective parts per million)	7.5%
2011 Second Half Customer Quality Incident Cycle-time	7.5%
2011 Annual Design Wins	15%

Under the 2011 Second Half Bonus Plan, if the minimum EBITDA threshold of 97% of the pre-established performance objective was not met, no amounts would be paid. If the pre-established performance objectives were achieved, the resulting business performance factor could range from 0.75 to 2.00.

In addition to the performance factors used in the 2011 First Half Bonus Plan, we included our annual design win goal in the 2011 Second Half Bonus Plan because we believe that design wins are a key driver of future revenue for Freescale, measuring our success in winning competitive bid selection processes with customers. The performance objectives are set to be aggressive, but achievable, and represent an increase over prior period achievement to incentivize employees to support our future revenue growth objectives.

For purposes of calculating the 2011 Second Half Bonus Plan EBITDA, the Compensation Committee, after consultation with the Chief Executive Officer, established an EBITDA performance objective excluding the effects of purchase accounting and other items. We believe this performance objective represents the underlying performance of the Company and is a more appropriate financial metric for purposes of our short-term cash incentive compensation.

In February 2012, the Compensation Committee evaluated our 2011 Second Half achievement against performance objectives established under the 2011 Second Half Bonus Plan and determined that the minimum EBITDA threshold of 97% of the pre-established performance objective was not met, resulting in no bonus payments for Named Executive Officers, regardless of the performance achievement of other objectives established by the Compensation Committee.

Individual bonus targets and actual bonus payments for the Named Executive Officers during 2011 were:

Name	2011 First Half Bonus - Target $	2011 First Half Bonus - Actual $	2011 Second Half Bonus - Target $	2011 Second Half Bonus - Actual $
Richard M. Beyer	825,000	775,500	825,000	0
Alan Campbell	237,500	223,250	237,500	0
Tom Deitrich	212,500	199,750	212,500	0
Henri Richard	375,000	352,500	375,000	0
Dr. Lisa Su	212,500	199,750	212,500	0

As a result, the 2011 bonus payments for our Named Executive Officers were paid at 47% of their annual target linking this element of compensation directly to Company performance, consistent with our pay-for-performance philosophy.

Long-Term Incentive Awards

Our long-term incentive awards are designed to align the individual interests of our employees with the interests of shareholders and reward individuals for the creation of long-term shareholder value. These programs are also a key element of our retention and at-risk pay philosophy.

In order to provide competitive long-term incentives to our Named Executive Officers, our long-term incentive awards include options, restricted stock unit awards (including deferred stock unit awards) and restricted cash awards. Long-term incentive awards may be granted upon special events including new hires, promotions and changes in duties. Our restricted cash awards supplemented our options and restricted stock unit awards prior to our initial public offering (as we did not have publicly traded shares at that time).

Because we did not have publicly traded shares prior to our initial public offering in 2011, our strategy for long-term incentive awards since 2006 included the use of multi-year lump sum equity and restricted cash grants instead of on-going annual grants. These multi-year grants were intended to provide long-term incentive-based compensation over a three- to four-year period. The Compensation Committee has granted a mix of performance-based and time-based awards to our Named Executive Officers. Each award has been considered independently and collectively, given our business transformation and lack of publicly traded equity prior to becoming public in 2011.

During 2011, we began evaluating our compensation strategy in connection with our initial public offering. While we made no grants of long-term incentive awards to our Chief Executive Officer or other Named Executive Officers in 2011, we anticipate transitioning to a practice of annual grants in the future. Because our historical multi-year award design feature reflects three or four years of compensation in a single grant year, it is an important contextual element for evaluating our long-term incentive awards in this narrative and the compensation tables.

Prior to our initial public offering in 2011, grants of equity awards and restricted cash awards were made in accordance with the Freescale Holdings 2006 Management Incentive Plan (“MIP”) and the Freescale Semiconductor Holdings 2007 Employee Incentive Plan (“EIP”) and the policies adopted by the Compensation Committee. Following our initial public offering, grants of equity awards and restricted cash awards are made in accordance with the 2011 Omnibus Incentive Plan and the policies adopted by the Compensation Committee. The Compensation Committee specifically approves grants to our Named Executive Officers, and recommends approval of the Chief Executive Officer’s awards to the Board. The Compensation Committee has delegated to the Chief Executive Officer the authority to approve all grants of options, restricted stock units, and restricted cash awards to employees who are not executive officers. The grants approved under this delegated authority are generally made with respect to new hire, promotion and retention grants on the first Monday of the month following the date of hire, promotion or retention arrangement, as applicable.

Prior Year Long-Term Incentive Awards

In February 2008, Mr. Beyer was appointed as Chief Executive Officer of Freescale. In connection with his employment, Mr. Beyer received a $12,500,000 deferred cash award. The award vested 33.3% on the first and second anniversary of Mr. Beyer’s employment date and 33.4% on the third anniversary of Mr. Beyer’s employment date. Mr. Beyer was entitled to receive the vested portion of this deferred cash award on the earlier of his termination, death, disability, a change of control or the third anniversary of his employment date. During 2011 the third and final portion of Mr. Beyer’s deferred cash award vested and he received full payment of this award in April 2011.

To retain the senior leadership team during the onset of macro-economic turmoil and the required transformation of our business, in October 2008 we granted restricted cash awards to Mr. Campbell, Mr. Richard and Dr. Su; Mr. Deitrich’s restricted cash award was granted in April 2009. For these Named Executive Officers other than Dr. Su, the restricted cash awards vested on October 6, 2011. Upon the Named Executive Officer’s death, disability, or involuntary termination of employment not for cause after the first anniversary of the grant date, a pro rata amount of the cash award would be paid. Dr. Su’s restricted cash award provided for one-third of the cash award to be paid on the first anniversary of the date of grant, and two-thirds of the award to be paid on the third anniversary of the date of grant. Individual award amounts were based on composite market data from our peer group, individual performance, total long-term incentives among similar positions at companies in our peer group and the officer’s contributions to Freescale. The restricted cash awards for certain Named Executive Officers were as follows: Mr. Campbell — $3,060,000; Mr. Deitrich — $2,220,000; Mr. Richard — $4,050,000; and Dr. Su — $2,295,000. These payments were completed in October 2011 and were a key element in retaining the Named Executive Officers through the business transformation during the last three years.

In January 2009, we granted deferred stock units payable in our common shares to Mr. Campbell, Mr. Richard and Dr. Su; Mr. Deitrich’s deferred stock unit award was granted in April 2009. The deferred stock unit awards for certain Named Executive Officers were as follows: Mr. Campbell — 318,829; Mr. Deitrich — 231,307; Mr. Richard — 421,980; and Dr. Su — 239,122. Each deferred stock unit award represented a target number of our common shares to be delivered at the end of the three-year performance period. The actual number of our common shares to be delivered was based on our revenue growth and EBITDA growth from 2009 through the end of 2011 (the “performance period”) relative to a peer group of companies established by the Compensation Committee. Under the terms of the deferred stock unit awards, our revenue and EBITDA growth over the performance period must be at or above the 50th percentile of the peer group. If either our revenue growth or our EBITDA growth did not achieve the 50th percentile in comparison to the peer group, then no shares would be delivered and the deferred stock units would be forfeited. If each of our revenue growth and EBITDA growth exceeded the 50th percentile, then the number of our common shares delivered would be determined based on a matrix, and would equal 100%, 150% or 200% of the target number depending upon whether each of our revenue growth and EBITDA growth, viewed independently, was between the 50th and 75th percentile in comparison to the peer group or above the 75th percentile in comparison to the peer group.

Dr. Su’s deferred stock unit award was cancelled upon her termination of employment on December 31, 2011. In February 2012, the Compensation Committee determined that the minimum performance level required for this award had not been achieved; therefore, no shares were delivered to the Named Executive Officers and all deferred stock units were cancelled.

Benefits and Perquisites

Health-Related Benefits

Named Executive Officers are eligible to participate in benefit plans maintained for all U.S. employees providing medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with other benefits offered within our peer group and other high technology companies. Named Executive Officers are also eligible for an annual comprehensive physical exam, paid for by the Company.

Retirement Benefits

On December 2, 2004, Freescale Semiconductor, Inc. established its 401(k) Plan, a tax-qualified plan subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA. The 401(k) Plan provides retirement benefits to all eligible U.S. employees, including the Named Executive Officers, and allows an employee to defer up to 75% of his or her eligible compensation, not to exceed the annual Internal Revenue Service (IRS) limit. Employees may contribute on a pre-tax basis and/or on an after-tax basis with the Roth 401(k). We make matching contributions to the 401(k) Plan each pay period based upon the employee’s rate of deferral. Our contributions are made at a ratio of one dollar matched per one dollar deferred by the employee, up to a maximum deferral rate of five percent of the employee’s eligible compensation, subject to IRS limits. Employee pre-tax contributions to the 401(k) Plan are not subject to Federal tax until distributed from the 401(k) Plan. Employee Roth 401(k) contributions to the 401(k) Plan will not reduce the participants’ current taxes, but under current tax law Roth contributions and their associated investment earnings are not taxable to the participant when distributed from the plan. Employee and Company contributions to our 401(k) Plan are, at all times, fully vested and non-forfeitable. Amounts allocated to each participating employee are eligible for distribution in the event of retirement, death, disability or other termination of employment.

Matching contributions made under the 401(k) Plan are included in the 2011 Summary Compensation Table under column (h).

Employee Stock Purchase Plan

Beginning in January 2012, all U.S. employees, including our Named Executive Officers, are eligible to participate in the Freescale Semiconductor Holdings I, Ltd. Employee Share Purchase Plan (“ESPP”). Under the ESPP, employees may elect to withhold up to 15% of their base pay to purchase shares of the Company at a price equal to 85% of the fair market value on the last trading day of the offering period.

Perquisites

Under our aircraft policy, none of our executive officers, other than the Chief Executive Officer, may use our aircraft for personal use. Our aircraft use policy allows (1) the Chief Executive Officer 50 hours of aircraft use for personal travel, (2) immediate family members of the Chief Executive Officer to accompany the Chief Executive Officer on business travel and (3) personal emergency use. The policy further provides that we will not gross-up any tax liability incurred by the Chief Executive Officer with respect to his personal use or immediate family members use when accompanying the Chief Executive Officer on business travel. However, the Board has approved the use of our aircraft and the reimbursement of travel expenses for Mr. Beyer for business travel between San Jose, California and our headquarters in Austin, Texas. We gross-up the tax liability incurred by Mr. Beyer with respect to income imputed for use of our aircraft for commuting purposes when traveling between San Jose, California and our office in Austin, Texas.

In 2011, Mr. Beyer used our corporate aircraft to travel between San Jose, California and our office in Austin, Texas for commuting purposes. In 2011, we provided Mr. Beyer with an automobile and lodging for his use while working at our headquarters in Austin, Texas. We also paid a gross-up for the tax liability incurred by him with respect to his use of the automobile and lodging.

The amounts paid on behalf of Mr. Beyer are included in column (h) of the 2011 Summary Compensation Table.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer. Also, equity grants and proceeds from equity grants received by our Named Executive Officers are subject to covenants and agreements that require those executive officers to forfeit equity or repay the proceeds from equity grants in the event that they violate non-competition or non-solicitation covenants. We anticipate conducting a review of our compensation recovery policies as necessary for compliance with the clawback policy provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the final regulations related to that policy are issued.

Trading Restrictions

Freescale has an insider trading policy in order to promote compliance with applicable securities laws by Freescale and its directors and employees. Freescale considers it improper and inappropriate for those employed by or associated with Freescale to engage in short-term or speculative transactions in Freescale’s securities or in other transactions in Freescale’s securities that may lead to inadvertent violations of the insider trading laws. The policy prohibits covered persons from engaging in short sales or pledging of Freescale’s securities, or from transacting in publicly traded options involving Freescale securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of the annual compensation of our Named Executive Officers (other than our chief financial officer) to $1,000,000 per individual to the extent that such compensation is not “performance-based” (as defined in Section 162(m)). We intend to rely on transitional relief that is available under Section 162(m) of the Internal Revenue Code that exempts compensation plans adopted prior to a company’s initial public offering from the deduction limit under Section 162(m). This transitional relief for our compensation plans will be available to us until the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, unless prior to that date, we materially modify the plans or issue all of the shares and other compensation allocated under the compensation plans that are subject to that transitional relief (at which point, the transitional relief will expire). We will consider the implications of Section 162(m) and the limits of deductibility of compensation in excess of $1,000,000 as we design our compensation programs going forward. However, the Compensation Committee’s primary focus is applying our guiding principles in attracting, retaining, and motivating our Named Executive Officers, and reserves the right to determine whether to make use of the performance-based compensation exception.

Named Executive Officers’ Employment Agreements

We have employment agreements in place to attract and retain the knowledge, skills, and experience of our Named Executive Officers. Each employment agreement with the Named Executive Officers is approved by the Compensation Committee and the Company’s Board in the case of the Chief Executive Officer. We believe the design of these agreements also encourages management continuity and organizational stability.

Mr. Beyer’s Employment Agreement

In 2008, the Company entered into an employment agreement with Mr. Beyer. In addition to his base salary, short-term and long-term incentives, Mr. Beyer’s employment agreement also provides for certain executive benefits and perquisites, as described above in “Benefits and Perquisites.”

Under his agreement, Mr. Beyer is also entitled to severance upon a qualifying termination of employment. The severance is generally equal to two times (three times upon a qualifying termination following a change in control) the sum of his annual base salary and target bonus. Mr. Beyer is entitled to receive (i) his bonus payment for the preceding calendar year in which he terminates, if such bonus has been determined but not paid as of the date of termination, (ii) a payment of a prorated portion of his bonus, for the year in which he terminates employment and (iii) continued medical and life insurance benefits at the same cost provided to active employees, until he is eligible for Medicare or another employer’s medical plan. Upon a qualifying termination not in connection with a change in control, Mr. Beyer is also entitled to accelerated vesting of certain long-term incentive awards. For additional information about accelerated vesting of certain long-term incentive awards, refer to the narrative disclosure following the 2011 Potential Payments Upon Termination or Change in Control table. In addition, we will provide a gross-up payment to Mr. Beyer with respect to any excise taxes resulting from parachute payments received by Mr. Beyer upon a qualifying termination following a change in control. To receive the severance and benefits provided in the event of a qualifying termination not in connection with a change in control, Mr. Beyer must execute a release of claims in the form of the release included with the employment agreement.

The employment agreement also includes non-competition and non-solicitation covenants by Mr. Beyer for a two-year period following termination of his employment with the Company for any reason.

Other Named Executive Officers’ Employment Agreement

We have entered into individual agreements with the Named Executive Officers other than Mr. Beyer, which provide for the payment of severance benefits under certain events.

Under the terms of each agreement, the Named Executive Officers are entitled to severance upon a qualifying termination of employment. Effective January 1, 2010, the severance is equal to one and a half times the Named Executive Officer’s annual base salary. Upon a qualifying termination following a change in control, severance is equal to two times the sum of the Named Executive Officer’s annual base salary and bonus target. Named Executive Officers are also entitled to receive (i) their bonus payment for the preceding calendar year in which they terminate, if such bonus has been determined but not paid as of the date of termination, (ii) a payment of a prorated portion of their bonus, for the year in which they terminate and (iii) continued medical and life insurance benefits and accelerated vesting of certain equity awards upon a qualifying termination. For additional information about accelerated vesting of certain equity awards upon a qualifying termination, refer to the narrative disclosure following the 2011 Potential Payments Upon Termination or Change in Control table. To receive the severance and benefits provided in the event of a qualifying termination not in connection with a change in control, the Named Executive Officer must execute a release of claims in the form of the release included with the employment agreement.

In addition, we will provide a gross-up payment to the Named Executive Officers with respect to any excise taxes resulting from parachute payments received upon a qualifying termination following a change in control. However, if it is determined that the payment does not exceed 110% of the safe harbor amount, which equals the maximum payment that the Named Executive Officer may receive without the payment constituting an “excess parachute payment” within the meaning of 280G of the IRS Code, then no gross-up payment will be made and the amounts payable following a change in control will be reduced so that the payment equals the safe harbor amount.

Each of the employment agreements also includes non-competition and non-solicitation covenants for an eighteen-month period following termination of employment for any reason.

We offered these employment arrangements to attract and retain the knowledge, skills, and experience of our Named Executive Officers to lead Freescale. The design of the arrangement also encourages management continuity and organizational stability in the event of a change in control. We structured the change in control severance to require both a change in control and an involuntary or “good reason” termination of employment, in order to minimize the risk of providing excessive severance compensation without an actual termination of employment.

Compensation Practices and Risk

We believe our material compensation programs balance an appropriate mix of short and long-term performance objectives, elements of cash- and equity-based compensation, and risks and rewards for our employees. Our programs incorporate key design features to mitigate the likelihood of excessive risk-taking behavior, including:

•

Reasonable performance goals are established by the Compensation Committee for short-term cash incentive programs, incorporating top-line (e.g., revenue) and bottom-line (e.g., EBITDA) business performance factors;

•	Our employees, including Named Executive Officers, are measured against the same business performance factors for our short-term cash incentive programs;

•	Our short-term cash incentive programs include maximum payout limitations of 200%;

•	The Compensation Committee retains ultimate discretion for payments made to our employees, including Named Executive Officers, under our short-term cash incentive program; and

•

A balance of performance-based and time-based equity grants for our Named Executive Officers, with performance-based awards measuring our relative performance in comparison to the performance of a peer group of companies over a multi-year period.

Additionally, we have a strong internal control environment and ethics and compliance training for all employees. Based on a review of our compensation program design, we believe that there are no significant risks and our policies and practices do not create risks that are reasonably likely to have a material negative impact on our Company.

2011 Summary Compensation Table

The following Summary Compensation Table sets forth information regarding the compensation provided by Freescale Semiconductor, Inc. and the Company to the Chief Executive Officer, the Chief Financial Officer, and each of the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving at the end of 2011.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Share Awards ($) (e)		Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)		All Other Compensation ($) (h)		Total ($) (i)
Richard M. Beyer, Chief Executive Officer	2011	1,100,000	—	—		—		4,950,500	(4)	582,361	(12)	6,632,861
	2010	1,100,000	—	—		—		5,573,250	(5)	587,597		7,260,847
	2009	837,696	—	—		6,054,000	(2)	4,983,375	(6)	890,427		12,765,498

Alan Campbell, Senior Vice President and Chief Financial Officer	2011	545,000	—	—		—		3,283,250	(7)	12,250	(13)	3,840,500
	2010	545,000	—	—		—		406,125	(8)	12,250		963,375
	2009	459,060	—	2,040,000	(1)	2,699,920	(2)	236,313	(9)	6,588		5,441,881

Tom Deitrich, Senior Vice President, General Manager	2011	450,577	—	—		—		2,419,750	(7)	12,250	(13)	2,882,577

Henri Richard,	2011	600,000	—	—		—		4,402,500	(7)	12,250	(13)	5,014,750
Senior Vice President, Chief Sales and Marketing Officer	2010	600,000	—	—		—		645,500	(8)	13,045		1,258,545
	2009	505,387	—	2,700,000	(1)	670,130	(3)	373,125	(9)	5,295		4,253,937

Dr. Lisa Su,	2011	457,308	—	—		—		1,730,515	(10)	43,212	(14)	2,231,035
Senior Vice President, General Manager	2010	446,154	—	—		—		294,950	(8)	12,250		753,354
	2009	357,982	—	1,530,000	(1)	446,753	(3)	933,475	(11)	3,188		3,271,398

(1)	Amounts shown do not reflect compensation actually received in 2009 by the Named Executive Officer. Instead the amounts shown reflect the aggregate grant date fair value of awards granted in 2009, calculated in accordance with ASC Topic 718 associated with outstanding deferred stock units granted under the MIP. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K. The number of units underlying the deferred stock units is contingent on our performance measured against revenue growth and EBITDA growth goals established over a three-year period (January 1, 2009 to December 31, 2011), relative to a peer group of semiconductor companies approved by the Compensation Committee for this performance-based award. Each deferred stock unit award represents a target number of units, with the final number of units determined at the end of the performance period, ranging from zero to two times the target number of units. The awards vest one year following the end of the performance period. The aggregate grant date fair value associated with deferred restricted stock units for our common shares assuming the highest level of performance is achieved was: Mr. Campbell — $4,080,000; Mr. Richard — $5,400,000; and Dr. Su — $3,060,000. Dr. Su’s award was cancelled following her termination on December 31, 2011. In February 2012, the Compensation Committee reviewed our performance relative to the peer group of companies for this award, and determined that we did not achieve the minimum performance level required for this award. No shares were delivered and the deferred stock units were cancelled.
(2)	Amounts shown do not reflect compensation actually received in 2009 by the Named Executive Officer. Instead the amounts shown reflect the incremental fair value of awards calculated in accordance with ASC Topic 718 in connection with the exchange of vested and unvested Class B interests of Freescale LP for share options as part of the equity exchange completed on April 6, 2009. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(3)	Amounts shown do not reflect compensation actually received in 2009 by the Named Executive Officer. Instead the amounts shown reflects the incremental fair value of awards calculated in accordance with ASC Topic 718 in connection with the exchange of vested and unvested share options as part of the equity exchange completed on April 6, 2009. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(4)	Represents (i) payment to Mr. Beyer under the 2011 First Half Bonus Plan of $775,500; and (ii) $4,175,000 which was the amount vested in 2011 of Mr. Beyer’s deferred cash award granted under Freescale Semiconductor, Inc. Deferred Compensation Agreement of $12,500,000, granted on March 17, 2008 in connection with his employment. The award vested 33.3% on the first and second anniversary date of Mr. Beyer’s employment date and 33.4% on the third anniversary date of Mr. Beyer’s employment date, March 17, 2008. Mr. Beyer was entitled to receive the vested portion of this deferred cash award on the earlier of his termination, death, disability, a change in control or March 17, 2011. Mr. Beyer received the vested portion of this deferred cash award, $12,500,000, in April 2011.
(5)	Represents (i) payment to Mr. Beyer under the 2010 First Half Bonus Plan of $585,750; (ii) payment made to Mr. Beyer under the 2010 Second Half Bonus Plan of $825,000; and (iii) $4,162,500 which was the amount vested in 2010 of Mr. Beyer’s deferred cash award granted under Freescale Semiconductor, Inc. Deferred Compensation Agreement of $12,500,000, granted on March 17, 2008 in connection with his employment as described above in footnote (4).
(6)	Represents (i) payment to Mr. Beyer under the 2009 First Half Bonus Plan of $412,500; (ii) payment made to Mr. Beyer under the 2009 Second Half Bonus Plan of $408,375; and (iii) $4,162,500 which was the amount vested in 2009 of Mr. Beyer’s deferred cash award of $12,500,000, granted on March 17, 2008 in connection with his employment as described above in footnote (4).
(7)

Represents (i) payments under the 2011 First Half Bonus Plan to certain Named Executive Officers: Mr. Campbell — $223,250; Mr. Deitrich — $199,750; and Mr. Richard — $352,500; and (ii) payments for restricted cash awards under the 2007 Employee Incentive Plan to Mr. Campbell — $3,060,000; Mr. Deitrich — $2,220,000; and Mr. Richard — $4,050,000. The restricted cash awards vested on October 6, 2011. Upon the Named Executive Officer’s death, disability, or involuntary termination of employment not for cause after the first anniversary of the grant date, a pro rata amount of the cash award would be paid. Messrs. Campbell, Deitrich, and Richard received the vested portion of the restricted cash awards in October 2011.
(8)	Represents (i) payments under the 2010 First Half Bonus Plan to: Mr. Campbell — $168,625; Mr. Richard — $270,500; and Dr. Su — $124,950; and (ii) payments under the 2010 Second Half Bonus Plan to: Mr. Campbell — $237,500; Mr. Richard — $375,000; and Dr. Su — $170,000.
(9)	Represents (i) payments under the 2009 First Half Bonus Plan to: Mr. Campbell — $118,750 and Mr. Richard — $187,500; and (ii) payments under the 2009 Second Half Bonus Plan to: Mr. Campbell — $117,563 and Mr. Richard — $185,625.
(10)	Represents payments made to Dr. Su under (i) the 2011 First Half Bonus Plan of $199,750; and (ii) a restricted cash award under the 2007 Employee Incentive Plan of $1,530,765. The restricted cash award vested one third on the first anniversary of the date of grant and two thirds on the third anniversary of the date of grant. One third of the restricted cash award that vested on the first anniversary of the date of grant was paid in 2009. Dr. Su received the remaining two thirds of the restricted cash award upon vesting in October 2011.
(11)	Represents payments made to Dr. Su under (i) the 2009 First Half Bonus Plan of $85,000; (ii) the 2009 Second Half Bonus Plan of $84,150; and (iii) payment of one third of a restricted cash award under the 2007 Employee Incentive Plan of $764,325. The restricted cash award vested one third on the first anniversary of the date of grant and two thirds on the third anniversary of the date of grant.
(12)	Represents the aggregate value during 2011 of all perquisite and other income provided to Mr. Beyer of $582,361 including (i) an aggregate incremental cost to Freescale for Mr. Beyer’s use of our corporate aircraft of $526,916 consisting of (a) $330,27 related to flights taken by Mr. Beyer between San Jose, California and our office in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement and (b) $196,639 related to Mr. Beyer’s personal travel on our corporate aircraft as permitted under the terms of the Freescale Semiconductor, Inc. Aircraft Procedures and Use Policy as adopted by the Compensation Committee; (ii) a gross-up payment of $14,208 for tax liabilities incurred by Mr. Beyer as a result of income imputed to him for his use of our corporate aircraft for flights between San Jose, California and our office in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; (iii) $7,784 in income imputed to Mr. Beyer for lodging in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; (iv) a gross-up payment of $6,668 for tax liabilities incurred as a result of Mr. Beyer’s lodging in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; (v) $7,750 in income imputed to Mr. Beyer for use of a Freescale automobile while working at our office in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; (vi) a gross-up payment of $6,785 for tax liabilities incurred as a result of Mr. Beyer’s use of a Freescale automobile while working at our office in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; and (vii) $12,250 in Company matching contributions to Mr. Beyer’s account under the 401(k) Plan. The calculation of aggregate incremental cost for commuting and personal use of the Company aircraft includes variable costs incurred as a result of commuting and personal flight activity: fees, taxes and similar assessments, flight crew travel expenses, aircraft fuel, in-flight food and beverages, and a portion of on-going maintenance. It excludes non-variable costs related to the Company aircraft.
(13)	Represents the aggregate value of Company matching contributions to certain Named Executive Officers’ accounts under the 401(k) Plan of: Mr. Campbell — $12,250; Mr. Deitrich — $12,250; and Mr. Richard — $12,250.
(14)	Represents (i) the aggregate value of Company matching contributions to Dr. Su’s account under the 401(k) Plan of $12,250; and (ii) $30, 962 for accrued but unused paid time-off that was paid following her termination on December 31, 2011.

2011 Grants of Plan-Based Awards Table

The following table sets forth information concerning non-equity and equity incentive plan-based compensation provided by the Company in 2011 to our Named Executive Officers.

		Estimated future payouts under non-equity incentive plan awards						Estimated future payouts under equity incentive plan awards			All other share awards: Number of shares or units (#) (i)	All other option awards: Number of securities underlying options (#) (j)	Exercise or base price of option awards (k)	Grant date fair value of share and option awards (l)
Name (a)	Grant Date (b)	Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Richard M. Beyer	2/3/2011	—	(1)	825,000	(1)	1,650,000	(1)	—	—	—	—	—	—	—
	8/3/2011	—	(2)	825,000	(2)	1,650,000	(2)	—	—	—	—	—	—	—
Alan Campbell	2/3/2011	—	(1)	237,500	(1)	475,000	(1)	—	—	—	—	—	—	—
	8/3/2011	—	(2)	237,500	(2)	475,000	(2)	—	—	—	—	—	—	—
Tom Deitrich	2/3/2011	—	(1)	212,500	(1)	425,000	(1)	—	—	—	—	—	—	—
	8/3/2011	—	(2)	212,500	(2)	425,000	(2)	—	—	—	—	—	—	—
Henri Richard	2/3/2011	—	(1)	375,000	(1)	750,000	(1)	—	—	—	—	—	—	—
	8/3/2011	—	(2)	375,000	(2)	750,000	(2)	—	—	—	—	—	—	—
Dr. Lisa Su	2/3/2011	—	(1)	212,500	(1)	425,000	(1)	—	—	—	—	—	—	—
	8/3/2011	—	(2)	212,500	(2)	425,000	(2)	—	—	—	—	—	—	—

(1)	Amounts represent target bonus awards under the 2011 First Half Bonus Plan. The minimum payment under the 2011 First Half Bonus Plan was $0 for each Named Executive Officer and the maximum payment was two times the target amount. Actual payments made under the 2011 First Half Bonus Plan for each Named Executive Officer were: Mr. Beyer — $775,500; Mr. Campbell — $223,250; Mr. Deitrich — $199,750; Mr. Richard — $352,500; and Dr. Su — $199,750.
(2)	Amounts represent target bonus awards under the 2011 Second Half Bonus Plan. The minimum payment under the 2011 Second Half Bonus Plan was $0 for each Named Executive Officer and the maximum payment was two times the target amount. No payments were made to the Named Executive Officers under the 2011 Second Half Bonus Plan.

2011 Outstanding Awards at Fiscal Year-end Table

	Option Awards						Share Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units that Have Not Vested (#) (g)		Market Value of Shares or Units that Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)
Richard M. Beyer	1,281,013	(1)	1,281,014	—	6.40	4/6/2019	—		—		—		—
Alan Campbell	39,867	(2)	—	—	17.12	5/11/2012	—		—		—		—
	66,767	(2)	—	—	28.40	4/24/2013	—		—		—		—
	531,536	(1)	531,537		6.40	4/6/2019	—		—		—		—
	—		—	—	—	—	3,328	(5)	42,099	(7)	—		—
	—		—	—	—	—	—		—		318,829	(8)	4,033,187	(7)
Tom Deitrich	100,672	(3)	100,672	—	6.40	4/6/2019	—		—		—		—
	—		—	—	—	—	2,139	(5)	27,058	(7)	—		—
	—		—	—	—	—	—		—		231,307	(8)	2,926,034	(7)
Henri Richard	151,011	(3)	151,012		6.40	4/6/2019	—		—		—		—
	—		—	—	—	—	4,581	(5)	57,950	(7)	—		—
	—		—	—	—	—	—		—		421,980	(8)	5,338,047	(7)
Dr. Lisa Su	100,674	(4)	100,674	—	6.40	4/6/2019	2,261	(6)	28,602	(7)	—		—
	—		—	—	—	—	—		—		239,122	(8)	3,024,893	(7)

(1)	Options granted under the terms of the MIP on April 6, 2009 in exchange for vested and unvested Class B interests in Freescale LP held by Messrs. Beyer and Campbell. The options vest in equal installments on the first, second, third and fourth anniversaries of the date of the grant, subject to continued employment and are subject to the terms and conditions of the investors agreement.
(2)	Rollover Options granted to Mr. Campbell on December 1, 2006 under the MIP. The issued options were fully vested and granted in exchange for a portion of Mr. Campbell’s fully vested Freescale Semiconductor, Inc. options that were held and not exercised at the closing of Freescale Semiconductor, Inc.’s 2006 acquisition by a consortium of private equity firms (which we refer to as the Merger). The number and exercise price for the Rollover Options were determined based on a formula that maintained the intrinsic value of the Freescale Semiconductor, Inc. options and maintained the fair value of the award before and after conversion. Except as noted for the number and exercise price, the Rollover Options generally maintained the same terms as the options that existed prior to the Merger. The options granted under this plan were granted in accordance with Section 424 of the Code.
(3)	Options granted under the MIP on April 6, 2009 in exchange for vested and unvested options held by Messrs. Dietrich and Richard. The options vest in equal installments on the first, second, third and fourth anniversaries of the date of the grant, subject to continued employment and are subject to the terms and conditions of the investors agreement.
(4)	Options granted under the MIP on April 6, 2009 in exchange for vested and unvested options held by Dr. Su. The options vest in equal installments on the first, second, third and fourth anniversaries of the date of the grant, subject to continued employment and are subject to the terms and conditions of the investors agreement. The unvested portion of the award was cancelled following Dr. Su’s termination on December 31, 2011.
(5)	These restricted stock units were granted under the terms of the MIP on April 7, 2008. The restricted stock units vest 25% on the first anniversary of the date of grant and then in equal quarterly installments until fully vested, subject to continued employment and are subject to the terms and conditions of an agreement among certain of our equity holders (which we refer to as the investors agreement).
(6)	These restricted stock units were granted under the terms of the MIP on April 7, 2008. The restricted stock units vest 25% on the first anniversary of the date of grant and then in equal quarterly installments until fully vested, subject to continued employment and are subject to the terms and conditions of the investors agreement. The unvested portion of the award was cancelled following Dr. Su’s termination on December 31, 2011.
(7)	On December 30, 2011, the fair market value per common share was $12.65.
(8)	Deferred stock unit awards granted under the terms of the MIP on January 5, 2009 to Messrs. Campbell and Richard and Dr. Su; granted on May 4, 2009 to Mr. Deitrich. The final amount of units was adjusted according to our actual performance against revenue growth and EBITDA growth goals over a three-year period, relative to a peer group of companies, and could have ranged between zero and two times the target amount. The unvested portion of Dr. Su’s award was cancelled following her termination on December 31, 2011. In February 2012, the Compensation Committee determined that the minimum performance level required for this award had not been achieved; therefore no shares were delivered and the deferred stock units held by Messrs. Campbell, Deitrich, and Richard were cancelled.

2011 Option Exercises and Shares Vested Table

	Option Awards		Share Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Richard M. Beyer	—	—	135,985	(1)	1,725,650	(7)
Alan Campbell	—	—	6,658	(2)	93,474	(7)
Tom Deitrich	—	—	1,180	(3)	14,974	(7)
	—	—	4,278	(2)	60,062	(7)
Henri Richard	—	—	968	(4)	10,677	(7)
	—	—	9,161	(2)	128,619	(7)
Dr. Lisa Su	—	—	1,453	(5)	28,697	(7)
	—	—	4,522	(6)	63,488	(7)

(1)	Represents vested restricted stock units granted under the MIP. The restricted stock units vested in equal installments on the first, second and third anniversary of Mr. Beyer’s employment date, March 17, 2008. Common shares will become deliverable with respect to the vested portion of the restricted stock unit award upon the earlier of termination, death, disability, a change in control or the fifth anniversary of the date of grant.
(2)	Represents vested restricted stock units granted under the MIP. The restricted stock units were granted on April 7, 2008. The units vest 25% on the first anniversary of the date of grant and then in equal quarterly installments until fully vested, subject to continued employment. Shares will become deliverable with respect to the vested portion of the restricted stock unit award upon the earlier of termination, death, disability, a change in control or the seventh anniversary of the date of grant.
(3)	Represents vested restricted stock units granted under the MIP. The restricted stock units were granted on March 9, 2007. The units vested in four equal annual installments on each anniversary of the date of grant subject to continued employment. Shares will become deliverable with respect to the vested portion of the restricted stock unit award upon the earlier of termination, death, disability, a change in control or the seventh anniversary of the date of grant.
(4)	Represents vested restricted stock units granted under the MIP. The restricted stock units were granted on October 1, 2007. The units vested in four equal annual installments on each anniversary of the date of grant subject to continued employment. Shares will become deliverable with respect to the vested portion of the restricted stock unit award upon the earlier of termination, death, disability, a change in control or the seventh anniversary of the date of grant.
(5)	Represents vested restricted stock units granted under the MIP. The restricted stock units were granted on July 2, 2007. The units vested in four equal annual installments on each anniversary of the date of grant subject to continued employment. Shares would become deliverable with respect to the vested portion of the restricted stock unit award upon the earlier of termination, death, disability, a change in control or the seventh anniversary of the date of grant. The vested portion of the restricted stock unit award became deliverable upon Dr. Su’s termination on December 31, 2011.
(6)	Represents vested restricted stock units granted under the MIP. The restricted stock units were granted on April 7, 2008. The units vest 25% on the first anniversary of the date of grant and then in equal quarterly installments until fully vested, subject to continued employment. Shares would become deliverable with respect to the vested portion of the restricted stock unit award upon the earlier of termination, death, disability, a change in control or the seventh anniversary of the date of grant. The vested portion of the restricted stock unit award became deliverable upon Dr. Su’s termination on December 31, 2011.
(7)	For all vesting dates prior to May 25, 2011, the fair market value of common shares was $12.69 per share. After May 25, 2011, the fair market value was determined by the closing market price on the day of vesting.

2011 Nonqualified Deferred Compensation Table

Name (a)	Executive Contribution in Last Fiscal Year ($) (b)	Registrant Contribution in Last Fiscal Year ($) (c)		Aggregate Earnings in Last Fiscal Year ($) (d)		Aggregate Withdrawal/ Distributions ($) (e)		Aggregate Balance at Last Fiscal Year End ($) (f)
Richard M. Beyer	—	1,725,650	(1)	(16,286	)(3)			5,150,308	(5)
	—	—		—		12,500,000	(4)	—
Alan Campbell	—	93,474	(1)	(929	)(3)			293,885	(5)
Tom Deitrich	—	75,036	(1)	(779	)(3)			246,371	(5)
Henri Richard	—	134,855	(2)	(1,338	)(3)			423,092	(5)
Dr. Lisa Su	—	92,185	(1)	(865	)(3)			273,594	(5)

(1)	Represents the value of restricted stock units that vested during the fiscal year but were not delivered, pursuant to the terms of the award agreement. Common shares will become deliverable with respect to vested portions of these restricted stock unit awards upon the earlier to occur of termination, death, disability, a change in control or the seventh anniversary of the date of grant (or the fifth anniversary of the date of grant for Mr. Beyer). The awards of restricted stock units were granted under the MIP in 2007 and 2008 as described in the 2011 Option Exercises and Shares Vested table.
(2)	Represents the net value of restricted stock units that vested during the fiscal year but were not delivered, pursuant to the terms of the award agreement. Mr. Richard elected to tender a portion of the restricted stock units that vested during the fiscal year in order to satisfy employment tax obligations associated with the vesting. The gross number of shares that vested during the year was 10,129. In order to satisfy the employment tax obligation of $4,458, Mr. Richard tendered 350 vested shares back to the Company, resulting in net shares vested during the year of 9,779. Common shares will become deliverable with respect to vested portions of these restricted stock unit awards upon the earlier to occur of termination, death, disability, a change in control or the seventh anniversary of the date of grant.
(3)	Aggregate earnings in the last fiscal year is based on the change in our share price from $12.69 on January 1, 2011 to $12.65 on December 31, 2011, multiplied by the vested number of restricted stock unit awards.
(4)	Represents the amount distributed to Mr. Beyer pursuant to his Deferred Cash Award as described in footnote (4) to the 2011 Summary Compensation Table.
(5)	Aggregate balance at last fiscal year end is based on the number of vested restricted stock units multiplied by the share price of $12.65 on December 31, 2011.

2011 Potential Payments Upon Termination or Change in Control Table

Name (a)	Benefit (b)	Termination w/o Cause or for Good Reason (c)		Termination w/o Cause or for Good Reason After Change in Control (d)		Voluntary Termination (e)		Death (f)		Disability (g)		Change in Control (h)
Richard M. Beyer	—	12,484,814	(1)	15,572,822	(3)	—	(5)	8,833,387	(6)	8,833,387	(6)	8,008,387	(8)
Alan Campbell	—	3,737,747	(2)	9,459,397	(4)	—	(5)	3,365,078	(7)	3,365,078	(7)	3,365,078	(9)
Tom Deitrich	—	1,328,711	(2)	5,441,308	(4)	—	(5)	716,140	(7)	716,140	(7)	716,140	(9)
Henri Richard	—	1,810,709	(2)	9,110,335	(4)	—	(5)	1,051,045	(7)	1,051,045	(7)	1,051,045	(9)
Dr. Lisa Su	—	1,337,101	(2)	5,546,173	(4)	—	(5)	731,497	(7)	731,497	(7)	731,497	(9)

(1)	Amount represents estimated payments to be made under Mr. Beyer’s employment agreement plus the estimated value of medical and life insurance benefits over a three-year period following termination of employment without cause or for good reason, until he becomes eligible for Medicare. Amount includes the estimated value of the accelerated vesting of stock option awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(2)	Amount represents estimated payments to be made to the Named Executive Officer under the executive employment agreement plus the estimated value of medical and life insurance benefits over an eighteen month period following termination of employment without cause. Amount includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(3)	Amount represents estimated payments to be made under Mr. Beyer’s employment agreement plus the estimated value of health, medical, life insurance, and long-term disability benefits over a three-year period following termination of employment, until he becomes eligible for Medicare. Amount includes the estimated value of the accelerated vesting of stock option awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses. The potential payment under a Change in Control does not include any estimated payments required under Mr. Beyer’s employment agreement regarding Section 280G tax gross-up payments.
(4)	Amount represents estimated payments to be made to the Named Executive Officer under the executive employment agreement plus the estimated value of health, medical, life insurance, and long-term disability benefits over a two-year period following termination of employment. Amount includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses. The potential payment under a Change in Control does not include any estimated payments required under the Named Executive Officer’s employment agreement regarding Section 280G tax gross-up payments.
(5)	Upon voluntary termination, Named Executive Officers are eligible for a payment of accrued but unpaid base salary, accrued but unused paid time off through the date of termination and unreimbursed business expenses.
(6)	Amount represents a cash payment equal to a pro rata portion of Mr. Beyer’s target bonus for the year in which the date of termination occurs plus the estimated value of the accelerated vesting of stock option awards per the terms of the award agreements. Amount does not include: accrued but unpaid base salary, accrued vacation through the date of termination, unreimbursed business expenses, the annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs if the bonus was determined but not paid by the termination date, and disability benefits. These items are also obligations of the Company upon termination due to death or Disability, but have been excluded from the totals shown in columns (f) and (g).
(7)	Amount represents the value of accelerated vesting of equity awards per the terms of the award agreements. Amount does not include: accrued but unpaid base salary, accrued but unused paid time off, unreimbursed business expenses, or the annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs if the bonus was determined but not paid by the termination date. These items are also obligations of the Company upon termination due to death or Disability, but have been excluded from the totals shown in columns (f) and (g).
(8)	Amount represents the estimated value of Mr. Beyer’s accelerated vesting of stock option awards per the terms of the award agreements.
(9)	Amount represents the value of accelerated vesting of equity awards per the terms of the award agreements.

2011 Potential Payments upon Termination or Change in Control

Mr. Beyer

Under the terms of the employment agreement for Mr. Beyer, in the event that his employment is terminated other than for Cause (as defined in the employment agreement), death or Disability (as defined in the employment agreement), or it is terminated by Mr. Beyer for Good Reason, he will be entitled to receive, subject to his execution of a release: (1) payment of all unpaid base salary, accrued paid time off through the date of termination, unreimbursed business expenses, and his cash bonus for the year preceding the date of termination (if not previously paid); (2) a cash payment equal to a pro rata portion of his target bonus for the year in which the date of termination occurs; (3) a cash payment equal to two times the sum of base salary and target bonus; (4) continued medical and life insurance for two years or until Mr. Beyer is eligible for Medicare or another employer’s plan at the same cost provided to active employees; and (5) any other amounts or benefits required to be paid or provided which he is eligible to receive, based on accrued benefits through the date of termination. Under the terms of the restricted stock unit award agreement for Mr. Beyer, in the event that his employment is terminated other than for Cause, or it is terminated by Mr. Beyer for Good Reason or Retirement (as those terms are defined in the award agreement), the awards vest and become deliverable for an additional number of shares subject to the terms of the award agreement. If Mr. Beyer’s employment is terminated due to death or Disability, the restricted stock units become fully vested and deliverable. Under the terms of the nonqualified option award agreement for Mr. Beyer, in the event that his employment is terminated other than for Cause, or it is terminated by Mr. Beyer for Good Reason or Retirement (as those terms are defined in the award agreement), the options vest and become exercisable for an additional number of shares subject to the terms of the award agreement. If Mr. Beyer’s employment is terminated due to death or Disability, the options become fully vested and exercisable.

If at any time following a “Change in Control” (as defined in the employment agreement), Mr. Beyer’s employment is terminated other than for Cause, death or Disability, or it is terminated by him for Good Reason (as those terms are defined in the employment agreement), he will be entitled to receive: (1) payment of all unpaid base salary, accrued paid time off through the date of termination, unreimbursed business expenses, and his cash bonus for the year preceding the date of termination (if not previously paid); (2) a cash payment equal to a pro rata portion of his target bonus for the year in which the date of termination occurs; (3) a cash payment equal to three times the greater of his annual base salary during the three years prior to the change in control and his annual base salary on the date of termination; (4) a cash payment equal to three times the highest annual bonus (including any portion thereof that has been deferred and annualized for any fiscal year consisting of less than 12 months or during which he was employed for less than 12 months) that he received during the five fiscal years prior to the date of termination; and (5) continued health, medical, life insurance and long-term disability benefits until Mr. Beyer is eligible for Medicare or another employer’s medical plan at the same cost provided to active employees. If Mr. Beyer is terminated by us (other than for Cause) within the nine-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then he shall be entitled to receive the benefits outlined above. Notwithstanding the foregoing, if we adopt a change in control severance plan for senior officers generally with more generous benefits than the benefits outlined above, Mr. Beyer will be entitled to those more generous benefits to the extent applicable in lieu of the benefits outlined above. Under the terms of the restricted stock unit award agreement for Mr. Beyer, in the event of a Change of Control, the restricted stock units become fully vested and deliverable. Under the terms of the nonqualified option award agreement for Mr. Beyer, in the event of a Change of Control, the unvested portion of the award becomes vested and exercisable for an additional number of shares subject to the terms of the award agreement. In the event Mr. Beyer’s employment is terminated by the Company or any successor thereto without Cause or by Mr. Beyer for Good Reason (as those terms are defined in the award agreement), in each case following a Change of Control, the options become fully vested and exercisable.

In the event a payment made by us to Mr. Beyer occurs at a time when our common shares or the common shares of any of our affiliates is not readily tradable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii) of the Code, or Section 280G, we will use our best efforts to satisfy the

“shareholder approval requirements” of that section in a manner designed to preserve the full economic benefit to Mr. Beyer of any payments or benefits otherwise due to him. The employment agreement for Mr. Beyer contains a Section 280G tax gross-up provision in the event that a Change in Control occurs other than at a time when our common shares or the common shares of any of our affiliates is not readily tradable on an established securities market or otherwise.

Mr. Beyer is subject to restrictive covenants including non-solicit and non-competition provisions that remain in effect during the two-year period following termination of his employment. Mr. Beyer also agrees to assist us in any litigation or dispute to the extent such litigation or claim relates to his employment or the period of his employment with us.

Named Executive Officers, excluding Mr. Beyer

Named Executive Officers, excluding Mr. Beyer, are entitled to benefits under the Executive Employment Agreement (the “Executive Agreement”). The Executive Agreement provides the following payments and benefits in the event that the Named Executive Officer’s employment is terminated for any reason other than termination for “Good Cause,” death or Disability (as those terms are defined in the Executive Agreement): (1) accrued but unpaid salary through the date of termination; (2) payment for accrued but unused paid time off and unreimbursed business expenses; (3) the Named Executive Officer’s annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs, if such bonus has been determined but not paid as of the date of termination; (4) payment of a prorated bonus payment for the year of termination at the Named Executive Officer’s target if termination occurs in the first quarter of the year, and based upon Company performance if termination occurs after the first quarter; (5) the amount equal to the product of (x) 1.5 and (y) the Named Executive Officer’s base salary; and (6) continuation of medical and life insurance benefits for a period of up to eighteen months after termination date. Under the terms of the deferred stock unit award agreement, if the Named Executive Officer’s employment is terminated without Cause, or due to death or Disability (as those terms are defined in the award agreement), in each case after December 31, 2011, the deferred stock units will vest ratably in 25% increments between March 31, 2012 and December 31, 2012. Under the terms of the restricted stock unit award agreement, if the Named Executive Officer’s employment is terminated without Cause, by the Named Executive Officer for Good Reason, or Retirement (as those terms are defined in the award agreement), the restricted stock units vest and become deliverable for an additional number of shares subject to the terms of the award agreement. If the Named Executive Officer’s employment is terminated due to death or Disability, the restricted stock units become fully vested and deliverable. Under the terms of the nonqualified share option award agreement, if the Named Executive Officer’s employment is terminated without Cause, or it is terminated by the Named Executive Officer for Good Reason or Retirement (as those terms are defined in the award agreement), the awards vest and become exercisable for an additional number of shares subject to the terms of the award agreement. If the Named Executive Officer’s employment is terminated due to death or Disability, the options become fully vested and exercisable.

Under the Executive Agreement if within the one-year anniversary following a “Change in Control,” employment is terminated other than for Cause, death or Disability, or it is terminated by the Named Executive Officer for Good Reason (as those terms are defined in the Executive Agreement), the Named Executive Officer will be entitled to receive: (1) accrued but unpaid salary through the date of termination; (2) payment for accrued but unused paid time off and unreimbursed business expenses; (3) the Named Executive Officer’s annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs, if such bonus has been determined but not paid as of the date of termination; (4) payment of a prorated bonus payment for the year of termination at the Named Executive Officer’s target if termination occurs in the first quarter of the year, and based upon our performance if termination occurs after the first quarter; (5) a cash payment equal to two times the Named Executive Officer’s annual base salary on the date of termination; (6) a cash payment equal to two times the Named Executive Officer’s target bonus for the year of termination; and (7) continued health, medical, life insurance and long-term disability benefits for a period of two years following the date of termination at the same cost as active employees. If the executive is terminated by us (other than for Cause)

within the six-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then the executive will be entitled to receive the benefits outlined above. Notwithstanding the foregoing, if we adopt a change in control severance plan for senior officers generally with more generous benefits than the benefits outlined above, the Named Executive Officers subject to the Executive Agreement will be entitled to those more generous benefits to the extent applicable in lieu of the benefits outlined above. Under the terms of the deferred stock unit award agreements for the Named Executive Officers, in the event that their employment is terminated after a Change of Control without Cause or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), prior to the first anniversary of the Change in Control, the deferred stock unit award will immediately become fully vested. Under the terms of the restricted stock unit award agreement, in the event that the Named Executive Officer’s employment is terminated after a Change of Control without Cause or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), the restricted stock units immediately become fully vested and deliverable. Under the terms of the nonqualified option award agreement for the Named Executive Officers, in the event of a Change of Control, the unvested portion of the award becomes vested and exercisable for an additional number of shares subject to the terms of the award agreement. In the event the Named Executive Officer’s employment is terminated by the Company or any successor thereto, without Cause or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), in each following a Change of Control, the options become fully vested and exercisable.

The Executive Agreement contains a Section 280G tax gross-up provision in the event of a Change in Control that occurs other than at a time when our common shares or the common shares of any of our affiliates is not readily tradable on an established securities market or otherwise. However, if it is determined that the payment does not exceed 110% of the safe harbor amount, which equals the maximum payment that the Named Executive Officer may receive without the payment constituting an “excess parachute payment” within the meaning of 280G of the IRS Code, then no gross-up payment will be made and the amounts payable following a Change in Control will be reduced so that the payment equals the safe harbor amount.

The Executive Agreement contains restrictive covenants including non-solicit and non-competition provisions that remain in effect during the eighteen-month period following termination of employment.

We offered these severance arrangements to attract and retain the knowledge, skills, and experience of our Named Executive Officers to lead Freescale, together with the Chief Executive Officer, through its transformation. The design of the arrangement also encourages management continuity and organizational stability in the event of a Change in Control.

We structured the Executive Agreement to require both a Change in Control and an involuntary or “good reason” termination of employment, in order to minimize the risk of providing excessive severance compensation without an actual termination of employment. Further we have, in the Executive Agreement, limited payment terms under a Change in Control to a two times multiple and limited the period for Good Reason to twelve months after considering market data from our peer group.

Compensation and Leadership Committee Report

The Compensation and Leadership Committee of the Board is primarily responsible for reviewing, approving and overseeing Freescale’s compensation plans and practices, and works with management to establish Freescale’s executive compensation philosophy and programs. The members of the Compensation and Leadership Committee at the end of the 2011 fiscal year were Peter Smitham, Chairman, Chinh E. Chu, John W. Marren and Gregory L. Summe. The Compensation and Leadership Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussion has recommended to the Company’s Board that the Compensation Discussion and Analysis be included in this Annual Proxy.

Respectfully, the Members of the Compensation and Leadership Committee

Peter Smitham, Chairman

Chinh E. Chu

John W. Marren

Gregory L. Summe

Compensation Committee Interlocks

The members of the Compensation and Leadership Committee during the fiscal year ended December 31, 2011, were Peter Smitham, Chinh E. Chu (who was appointed to the Compensation and Leadership Committee on March 4, 2011), John W. Marren, Paul C. Schorr, IV (who resigned from the Compensation and Leadership Committee on March 4, 2011) and Gregory L. Summe. None of the members have ever been an employee of Freescale. Other than Mr. Schorr, none of the members have ever been an officer of the Company, and none of our executive officers serve, or in the fiscal year ended December 31, 2011, served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our Board or Compensation and Leadership Committee. Mr. Schorr served as an officer of the Company from December 1, 2006 to February 5, 2009.

Mr. Chu and Mr. Schorr may have indirect pecuniary interests in the transactions with affiliates of Blackstone. Mr. Marren may have indirect pecuniary interests in the transaction with an affiliate of TPG Capital. Please refer to the section titled “Certain Relationships and Related Party Transactions” below for more details on these transactions.

Certain Relationships and Related Party Transactions

We describe below transactions and series of similar transactions, since January 1, 2011, to which we were a party or will be a party other than compensation arrangements which are described under “Executive Compensation,” in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common shares or any member of their immediate family had or will have a direct or indirect material interest.

Arrangements with Our Sponsors

Shareholders Agreement

The Company is party to a shareholders agreement with our Sponsors and Freescale Holdings L.P. (“Freescale LP”). The shareholders agreement provides, among other things, our Sponsors with the contractual right to nominate one or more designees for election to the Company’s Board based on the percentage of the outstanding common shares owned by Freescale LP and our Sponsors. As long as Freescale LP and our Sponsors collectively hold more than 50% of the issued and outstanding common shares, the Board will consist of not more than twelve (12) directors, comprised as follows: (i) each of our Sponsors will have the right, but not the obligation, to nominate up to two (2) directors for election to our board, (ii) the Company’s Chairman and Chief Executive Officer and (iii) the remaining directors will be nominated by the Company’s Nominating and Corporate Governance Committee and will be independent directors within the meaning of the corporate governance rules of the NYSE. When Freescale LP and our Sponsors collectively own, in the aggregate, 50% or less, but greater than or equal to 20%, of the then issued and outstanding common shares, its board will be comprised as follows: (i) each of our Sponsors will have the right, but not the obligation, to nominate one (1) director for election to the Board (provided that such Sponsor owns, directly or indirectly, at least 2.8% of the issued and outstanding common shares), (ii) the Company’s Chief Executive Officer and (iii) such number of additional directors chosen by the Company’s Nominating and Corporate Governance Committee so that the Board and its committees satisfy the applicable independence requirements of the NYSE. At such time as Freescale LP and our Sponsors collectively own, in the aggregate, less than 20% of the then issued and outstanding common shares, Freescale LP will be liquidated and the common shares owned by Freescale LP will be distributed to the limited partners of Freescale LP, including our Sponsors, unless a majority of our Sponsors elect not to dissolve Freescale LP, and each Sponsor that beneficially owns at least 5% of the then outstanding common shares will have the right, but not the obligation, to nominate one director for election to the Board. Any director who is nominated by a Sponsor may only be removed by the affirmative vote or written consent of the nominating Sponsor. If Freescale LP or our Sponsors provide notice of their desire to remove one of the directors nominated by such Sponsor, the Company and Freescale LP agree to take all reasonable action necessary to effect such removal.

The shareholders agreement provides our Sponsors with certain contractual rights to designate directors to the committees of the Board, subject to the applicable independence requirements of the NYSE. Each Sponsor who has nominated at least one director for election to the Board and does not have a director nominated by such Sponsor on a particular committee is entitled to designate an “observer” on such committee. In order to satisfy applicable NYSE independence requirements, any such board committee may request, and such “observer” shall comply with such request, that the “observer” remove him or herself from all or any portion of a meeting of the board committee to the extent the board committee determines removal is appropriate, which may be for any reason or no reason. In addition, no committee will be comprised of more than one director nominated by a particular Sponsor.

The shareholders agreement also provides that for so long as Freescale LP and our Sponsors collectively own, in the aggregate, at least 50% of the then issued and outstanding common shares, certain actions by the Company or its subsidiaries, including the Company, will require the approval of at least a majority of our Sponsors acting through their respective director designees in addition to any other vote by the Company’s Board or shareholders. The actions requiring Sponsor approval include change of control transactions, the acquisition or sale of any asset in excess of $150 million, the incurrence of indebtedness in excess of $250 million, making any loan, advance or capital contribution in excess of $150 million, equity issuances in excess of $25 million, the approval and registration of equity securities in connection with a public offering, changes in the nature of the Company or its subsidiaries’, including the Company’s business, changes to our jurisdiction of incorporation, hiring or removing the Company’s Chief Executive Officer, the commencement or settlement of any litigation over $50 million, any dissolution, liquidation, reorganization or bankruptcy proceeding involving the Company or its subsidiaries, and changing the number of directors on the Board.

The shareholders agreement also provides that, to the maximum extent permitted by law, no Sponsor shall have a fiduciary or similar duty to, and no Sponsor or any of its representatives, nominees and designees shall have any liability for breach or alleged breach of fiduciary or similar duty to, the Sponsors, Freescale LP, the Company and our subsidiaries or any shareholder, creditor, employee or other stakeholder of any member of Freescale LP, and its subsidiaries, including the Company. Each Sponsor, Freescale LP and the Company agrees to waive any and all claims relating to any such breach or alleged breach of fiduciary or similar duty. In addition, each Sponsor and Freescale LP agrees to waive all claims relating to a breach of fiduciary or similar duty in connection with any action or inaction by a director nominated by a Sponsor.

Investors Agreement

The Company is party to an investors agreement that provides, among other things, that our Sponsors may not transfer their equity interests in us or Freescale LP without the consent of the general partner of Freescale LP, Freescale Holdings GP, Ltd. (“Freescale GP”). The investors agreement also provides certain current and former members of management with the right to “tag-along” and sell a pro rata portion of their equity interests if other investors propose to sell all or a portion of their equity interests.

Registration Rights

The Company is party to an amended and restated registration rights agreement with Freescale LP, the limited partners of Freescale LP, including the members of the Consortium, and certain current and former members of our management. Pursuant to this registration rights agreement, Freescale LP and a majority of our Sponsors will collectively have the right to an unlimited number of demand registrations, which may be underwritten; provided, that if a Sponsor ceases to own, directly or indirectly, at least 2.8% of the issued and outstanding common shares, such Sponsor will no longer be counted in determining such majority. The demand rights may be exercised at any time. Pursuant to such demand registration rights, the Company is required to register with the SEC for sale to the public the common shares owned by our Sponsors directly or through Freescale LP. Any demand for registration may only be made if the shares requested to be sold by the demanding holders in such offering are reasonably expected to have an aggregate market value of at least $100 million. In addition, in the event that the Company is registering additional common shares for sale to the public, whether on the Company’s own behalf or on behalf of our Sponsors or other holders, our Sponsors and the other parties to the amended and restated registration rights agreement will have “piggyback” registration rights providing them the right to have the Company include the common shares owned by them in any such registration. A holder’s right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in such offering. All expenses of such registrations (including both demand and “piggyback” registrations), other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications, will be borne by the Company.

Management Agreements

We have entered into management agreements with affiliates or advisors of our Sponsors, pursuant to which such entities or their affiliates, officers, employees and/or representatives and/or co-investors (the “Advisors”) provided management and advisory services to us and received specified consideration for such services. We paid an aggregate of $12 million for management services for the year ended December 31, 2011, excluding the amount paid in connection with the termination of these agreements as described below. The management agreements included customary exculpation and indemnification provisions in favor of the Advisors. We terminated the management agreements in connection with our initial public offering in May 2011, and, in connection with the termination of the management agreements, the Advisors received aggregate payments from us of $68 million.

Equity Healthcare

Freescale Semiconductor, Inc. is party to an agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of The Blackstone Group (“Blackstone”). Equity Healthcare negotiates with providers of administrative services for health benefit plans and other related services for cost discounts. Equity Healthcare also provides quality-of-service monitoring capability for health care plans. Because of the combined purchasing power of its client participants, we believe that Equity Healthcare is able to negotiate pricing terms from providers that are more favorable than we could otherwise obtain on an individual basis. Freescale Semiconductor, Inc. paid Equity Healthcare $176,906 under this agreement for the year ended December 31, 2011. The agreement expires on December 31, 2012 and automatically renews for a one-year period unless either party provides notice of non-renewal 90 days prior to the scheduled expiration date.

Equity Healthcare is an affiliate of Blackstone, one of our Sponsors, on behalf of which Mr. Chu and Mr. Quella are members of our Board. Mr. Schorr, a former member of our board also served on behalf of Blackstone. Because Blackstone, Mr. Chu, Mr. Quella and Mr. Schorr are affiliated with Equity Healthcare, they may have an indirect pecuniary interest in the payments made by us to Equity Healthcare.

Equity Office Properties

In October 2011, we entered into a commercial lease with Equity Office Properties, an affiliate of Blackstone, for office space in San Jose, California. The lease commencement date was February 2, 2012, and the aggregate amount of all periodic payments over the life of the five year lease is approximately $4.2 million.

Equity Office Properties is an affiliate of Blackstone, one of our Sponsors, on behalf of which Mr. Chu and Mr. Quella are members of our Board. Because Blackstone, Mr. Chu, Mr. Quella and Mr. Schorr are affiliated with Equity Office Properties, they may have an indirect pecuniary interest in the payments made by us to Equity Office Properties.

TPG Capital

We have entered into an agreement with an affiliate of TPG Capital for assistance with our supply chain and manufacturing organization. We have agreed to pay the affiliate of TPG Capital $200,000 for the period from July 2011 to June 2012. TPG Capital is one of our Sponsors on behalf of which Mr. Marren is a member of our Board.

Blackstone

We have entered into an agreement with an affiliate of Blackstone for advisory services related to strategic planning. We have agreed to pay up to a maximum of $3.5 million under the terms of the agreement. Blackstone is one of our Sponsors on behalf of which Messrs. Chu and Quella are members of our Board.

Warrant

On December 1, 2006, we issued to Freescale LP a warrant to purchase approximately 9.5 million common shares from us with an exercise price equal to $36.12 per share. The warrant was issued pursuant to a warrant agreement containing customary anti-dilution and other provisions. The warrant may be exercised in whole or in part at any time and from time to time and will remain outstanding if not exercised prior to consummation of this offering.

Indemnification Agreements

The Company is a party to indemnification agreements with its officers and directors. These indemnification agreements provide, among other things, that the Company will indemnify its officers and directors, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that they may be required to pay in actions or proceedings which they are or may be made a party by reason of any such person’s position as a director, officer or other agent of the Company, subject to, and to the maximum extent permitted by, applicable law.

Statement of Policy Regarding Transactions with Related Persons

The Board has adopted a written policy that requires our Nominating and Corporate Governance Committee to review and approve or ratify all related party transactions that involve a value of $120,000 or more (excluding employment relationships). The Compensation and Leadership Committee is responsible for reviewing and approving or ratifying any employment relationship with a related party that involves compensation of $120,000 or more. In determining whether to approve or ratify, as applicable, a related party transaction, these committees are guided by our Code of Business Conduct and Ethics which, among other things, requires that business decisions and actions be based on the best interests of Freescale and not be motivated by personal considerations or relationships. With the exception of the transactions with Equity Office Properties, TPG Capital and Blackstone, the transactions described above were entered into prior to the adoption of the policies described above, and, as a result, were not reviewed under these polices.

In addition, the Board has adopted a written policy under which the Board must review and approve any transactions with our Sponsors or their affiliates in excess of $5 million. None of the transactions described above were approved under this policy. The management fee agreements were entered into before this policy was adopted and the other transactions do not exceed $5 million.

REPORT OF THE AUDIT AND LEGAL COMMITTEE

The Audit and Legal Committee has reviewed and discussed the audited financial statements with Freescale’s management and its independent auditors, KPMG LLP. The Audit and Legal Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 11 (The Auditor’s Communication With Those Charged with Governance). In addition, KPMG LLP provided the Audit and Legal Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit and Legal Committee discussed with KPMG LLP its independence from Freescale and its management. The Audit and Legal Committee has also considered whether the provision of other non-audit services by KPMG LLP to Freescale is compatible with the auditors’ independence and has concluded that it is.

In reliance on the reviews and discussions referred to above, the Audit and Legal Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Freescale’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

AUDIT AND LEGAL COMMITTEE

Daniel J. Heneghan, Chair

Thomas H. Lister

J. Daniel McCranie

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR THE 2013 ANNUAL GENERAL MEETING

To be considered for inclusion in Freescale’s proxy statement for the 2013 annual general meeting of shareholders, shareholder proposals must be received by Freescale no later than 5:00 p.m. Central Time on November 15, 2012 (120 days before the anniversary date of this proxy). In order to be included in the Freescale sponsored proxy materials, shareholder proposals will need to comply with Rule 14a-8 under the Exchange Act. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to our shareholders. Shareholder proposals should be sent to Freescale’s Secretary at Freescale Semiconductor Holdings I, Ltd., 6501 William Cannon Dr. West, MD OE62, Austin, TX 78735, U.S.A., Attention: Secretary.

Shareholders may also make proposals, including director nominations, that are not intended to be included in Freescale’s proxy statement for the 2013 annual general meeting so long as the proposals comply with our bye-laws. Under our bye-laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if the nominations and proposals are made pursuant to written notice timely given to our Secretary and accompanied by certain information as described in our bye-laws. To be timely, a shareholder’s written notice must be given to our Secretary no earlier than December 26, 2012 and no later than January 25, 2013.

In addition, Section 79 of the Bermuda Companies Act provides that shareholders representing either (i) 5% of the total voting rights eligible to vote at the annual general meeting or (ii) not less than 100 shareholders may propose any resolution which may be properly moved at the annual general meeting. Upon timely receipt of notice, we will, at the expense of the shareholder(s) proposing the resolution, give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of the proposed resolution. To be timely, the proposal must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate, at the expense of the shareholder(s), a statement not exceeding 1,000 words with respect to any matter referred to in any proposed resolution or the business to be dealt with at the annual general meeting by providing notice deposited at our registered office not less than one week prior to the annual general meeting of shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and beneficial owners of more than 10% of any class of our equity securities to file with the SEC reports regarding their ownership and changes in ownership of our common shares. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Based solely on our examination of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers, we believe that all required Section 16(a) filings were made on a timely basis in 2011.

OTHER MATTERS

Our Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2011, as filed with the SEC, is available to shareholders free of charge on our Investor Relations website at http://investors.freescale.com or by writing us at Secretary, Freescale Semiconductor Holdings I, Ltd., 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735.

As of the date of this proxy statement, we are not aware of any other matters to be brought before the Annual General Meeting. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote, or refrain from voting, in accordance with their best judgment.

By order of the Board,

JONATHAN A. GREENBERG

Secretary

Austin, Texas

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD. 6501 WILLIAM CANNON DRIVE WEST AUSTIN, TX 78735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees	☐	☐	☐
01	Richard M. Beyer 02 Chinh E. Chu 03 Daniel J. Heneghan 04 Thomas H. Lister 05 John W. Marren
06	J. Daniel McCranie 07 James A. Quella 08 Peter Smitham 09 Gregory L. Summe 10 Claudius E. Watts IV
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
2	The appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2012, and the authorization of the Audit and Legal Committee to determine the independent auditors’ fees;	☐	☐	☐	NOTE: These matters are more fully described in the enclosed proxy statement. None of the proposals require the approval of any other proposal to become effective. We will also present at the Annual General Meeting the consolidated financial statements and independent auditors report for the fiscal year ended December 31, 2011, and lay them before the shareholders in accordance with Bermuda law.
3	To approve the Company’s name change to “Freescale Semiconductor, Ltd.”;	☐	☐	☐
4	To approve a non-binding advisory vote on the compensation of our named executive officers; and	☐	☐	☐

If any other matters properly come before the Annual General Meeting or any adjournment or postponement of the meeting, the persons named in this proxy card will vote the shares represented by all properly executed proxies in their discretion.

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
5	To recommend, by non-binding advisory vote, the frequency of future shareholder votes on executive compensation. ☐	☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report is/are available at www.proxyvote.com.

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

Annual General Meeting of Shareholders

April 25, 2012 8:30 AM

This proxy is solicited by the Board of Directors

The shareholder hereby appoints Alan Campbell, or failing him, Jonathan A. Greenberg, or failing him, Dathan C. Voelter to act as proxy to vote, as designated on the reverse side of this ballot, all of the common shares of FREESCALE SEMICONDUCTOR HOLDINGS I, LTD. that the shareholder is entitled to vote at the Annual General Meeting of Shareholders to be held on Wednesday, April 25, 2012 at 08:30 AM, Central Time, at our corporate headquarters at 6501 William Cannon Dr. West, Austin, Texas, 78735 and at any adjournment thereof.

You will be required to bring certain documents with you to be admitted to the Annual General Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual General Meeting to ensure that you comply with these requirements.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side